Exhibit 10.1

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

MCC-DEC TEC, LLC,

DENNISON MANUFACTURING COMPANY

AND

AVERY DENNISON CORPORATION

November 18, 2002

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EXHIBITS

Description	Exhibit
Excluded Assets	A
Assumption Agreement	B
Note	C
Purchase Price Allocation	D
Sales and Other Taxes	E
Seller’s Authority Certificate	F
Seller’s Compliance Certificate	G
Bill of Sale and Assignment Agreement	H
Buyer’s Authority Certificate	I
Buyer’s Compliance Certificate	J
Seller’s Noncompetition Agreement	K
Real Property Lease	L
Transition Services Agreement	M
Security Agreement	N
License	O
Multi-Color Corporation Guaranty	P
Seller’s Subordination Agreement	Q

SCHEDULES

Description	Schedule
Assumed Contracts	2.1	(f)
Trade Payables	2.3	(a)
Purchase Orders	2.3	(b)
Product Liabilities	2.3	(d)
Other Liabilities	2.3	(f)
Current Balance Sheet	2.6
Organizational Status	6.1
Absence of Undisclosed Liabilities	6.3
Absence of Certain Events	6.4
Resignations of or Disputes with Employees or Agents	6.4	(q)
Seller’s Consents	6.6	(b)
Compliance with Legal Requirements	6.8	(a)
Governmental Authorizations	6.8	(b)
Condition of Computers	6.9	(a)
Condition of Software	6.9	(b)
Condition of Assets	6.10
Contracts	6.11
Customers of Seller	6.12
Employee Benefit Plans	6.13
Employees and Compensation	6.14
Environmental Matters	6.15

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Internet Domain Names	6.16	(a)(1)
Ownership of Intellectual Property	6.16	(b)
Patents	6.16	(c)
Marks	6.16	(d)
Copyrights	6.16	(e)
Trade Secrets	6.16	(f)
Royalties	6.16	(g)
Inventory	6.17
Labor Relations; Compliance	6.18
Litigation; Orders	6.19
Personal Property	6.22
Product Warranties	6.23	(a)
Studies	6.25
Tax Returns	6.26	(a)
Tax Clearance	6.26	(d)
Title to Properties	6.27
Buyer’s Consent	7.2	(b)
Benefits for Hired Employees	10.2

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is entered into and effective as of November 18, 2002, by and between (i) MCC-DEC TEC, LLC (“Buyer”), an Ohio limited liability company; (ii) DENNISON MANUFACTURING COMPANY (“Seller”), a Nevada corporation; and (iii) AVERY DENNISON CORPORATION (“ADC”), a Delaware corporation.

    RECITALS:

    A. Seller’s North and South American Decorating Technologies Division (the “Division”) is engaged in the manufacture of heat-transfer labels and related application equipment for the consumer packaged goods and promotional industries at its facilities located at 7 Bishop Street, Framingham, Massachusetts (such business of the Division as it is conducted as of the Closing Date (defined below) being referred to herein as the “Business”).

    B. Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the Business and substantially all of the assets owned or used by Seller solely in the conduct of the Business, and in connection therewith Buyer is willing to assume the Assumed Liabilities (defined below) of the Business, for the consideration and upon the other terms and conditions set forth in this Agreement.

    AGREEMENT:

    NOW, THEREFORE, the parties hereby agree as follows:

1. DEFINITION OF CERTAIN TERMS. In addition to the terms defined in this Agreement, certain other terms used in this Agreement are defined in the Appendix of Defined Terms, and, when used herein, shall have the meaning set forth in the Appendix.

2. PURCHASE AND SALE OF ASSETS.

    2.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing on the Closing Date, Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of all material Encumbrances, all of Seller’s right, title and interest in and to the Business and substantially all of Seller’s property and assets, personal or mixed, tangible and intangible, of every kind and description, wherever located, belonging to Seller as of the Closing Date, which solely relates to the Business, as a going concern, other than the Excluded Assets (such interest, property and assets other than the Excluded Assets being referred to herein as the “Acquisition Assets”), subject to the license granted by Buyer to Seller substantially in the form of Exhibit O (the “License”) including the following:

(a) Acquisition Balance Sheet Assets. All of the assets and properties reflected on the Acquisition Balance Sheet, except those disposed of in the Ordinary Course of Business, and including those acquired in the Ordinary Course of Business, since the date thereof.

(b) Personal Property. All machinery, equipment, fixtures, computer hardware and software (subject to any restrictions by the licensor on the assignment thereof) tools, supplies, spare parts, furniture, vehicles and all other tangible personal property and assets identified on Schedule 6.22 (“Personal Property”).

(c) Inventories. All inventories of raw materials, work-in-process and finished goods of the Business, wherever located, including inventories located in or about the Business’ facilities, in transit to the Business’ facilities or in transit to any customer of the Business, other than inventories of items where title has passed to such customer of the Business and inventories of items from vendors which are held on consignment (“Inventories”).

(d) Accounts Receivable. All accounts receivable, notes receivable, premiums receivable, commissions receivable and other rights to receive payments from customers of the Business or from others, including all trade accounts receivable representing amounts payable to Seller in respect of goods shipped, products sold or services rendered, to customers or clients of the Business on or prior to the Closing Date, and the full benefit of all security for such accounts, and all claims, remedies and other rights related to any thereof (“Receivables”).

(e) Claims. All claims of Seller against third parties solely relating to the Business or the Acquisition Assets, whether choate or inchoate, known or unknown, contingent or otherwise.

(f) Contracts. All the interest (including all rights, benefits, duties and obligations) that Seller possesses and has the right to transfer in all written or oral contracts, agreements, indentures, warranties, notes, bonds, loans, instruments, leases, conditional sales contracts, mortgages, licenses, franchises, insurance policies, commitments or other arrangements or agreements and understandings, insofar as they relate solely to the Business, including, without limitation, those identified on Schedule 2.1(f), and all outstanding offers or solicitations to enter into any of the foregoing (“Contracts”).

(g) Data and Records. All operating data and records of the Business, including customer lists and records, supplier agreements, rebate details, general commercial information, referral sources, research and development reports and records, production reports and records, equipment logs, operating and maintenance guides, plans, manuals, copies of financial, accounting and personnel records (subject to applicable legal restrictions), correspondence and other similar documents and records (“Data and Records”).

(h) Goodwill. The going concern value and goodwill of the Business.

(i) Governmental Authorizations. All Governmental Authorizations owned, held or utilized by Seller directly in connection with the ownership of the Acquisition Assets, the operation of the Business, the occupancy and use of the Property and all pending applications therefor, in each case to the extent transferable to Buyer.

(j) Insurance Proceeds. All insurance proceeds arising in connection with damage or loss to any Acquisition Assets occurring prior to the Closing Date, to the extent not expended for the repair or restoration of the Acquisition Assets (“Insurance Proceeds”);

(k) Intellectual Property. All of the intangible and intellectual property described in Section 6.16;

(l) Prepaid Expenses. All prepaid expenses relating to the Acquisition Assets, (“Prepaid Expenses”); and

(m) Other Assets. All other properties and assets of every kind, character or description, tangible or intangible, owned by Seller and used or held solely for use in connection with the Business, whether or not similar to the items or types specifically set forth above (“Other Assets”).

    2.2 Excluded Assets. There shall be excluded from the Acquisition Assets only those assets described on Exhibit A (“Excluded Assets”).

    2.3 Assumed Liabilities. At the Closing, Buyer shall deliver to Seller an undertaking and assumption, substantially in the form of Exhibit B (the “Assumption Agreement”), pursuant to which Buyer shall assume and agree to discharge only the following specifically enumerated obligations and Liabilities of Seller insofar as they relate solely to the conduct of the Business (the “Assumed Liabilities”):

(a) Trade Payables. All Liabilities for payment of trade accounts payable, other than trade accounts payable to any Related Person, (except for such trade accounts payable set forth on Schedule 2.3(a)) reflected on the Acquisition Balance Sheet remaining unpaid on the Closing Date, and incurred by Seller in the Ordinary Course of Business between the date of the Acquisition Balance Sheet and the Closing Date.

(b) Purchase Orders. All Liabilities to Seller’s customers or clients under purchase orders for products or services not delivered, purchased or otherwise completed on the Closing Date set forth on Schedule 2.3(b).

(c) Warranties. All Liabilities to Seller’s customers under express, written warranties with respect to Seller’s products or services customarily given by Seller to its customers in the Ordinary Course of Business.

(d) Product Liabilities. All Liabilities arising out of or relating to the product liability claims identified on Schedule 2.3(d).

(e) Contract Liabilities. All Liabilities of Seller arising under the Contracts identified on Schedule 2.1(f) (other than any Liability for, or resulting from, any breach or default by Seller thereunder which occurred prior to the Closing), all Contracts entered into after the date hereof in the Ordinary Course of Business with a total value of less than $10,000, and all other Contracts entered into after the date hereof with the prior written consent of Buyer.

(f) Other Liabilities. The other Liabilities of Seller described on Schedule 2.3(f).

    2.4 Retained Liabilities. Except Assumed Liabilities, Buyer shall not assume, and Seller shall remain solely responsible for and shall retain, pay, perform and discharge, any and all other Liabilities of Seller, whether known, unknown, contingent, executory, fixed or otherwise (the “Retained Liabilities”). Notwithstanding anything to the contrary contained herein, and without limiting the foregoing, the following shall be considered Retained Liabilities of Seller for the purposes of this Agreement:

(a) Agreement Liabilities. Any Liability or obligation of Seller arising under this Agreement.

(b) Certain Contract Liabilities. Any Liability under any Contract transferred to Buyer hereunder as part of the Acquisition Assets which arises after the Closing Date and which is attributable to or associated with any material breach of or material default under (or an event which, with the passing of time or the giving of notice or both, constitutes a material breach of or material default under) any such transferred Contract, where such breach, default or event occurred prior to the Closing Date.

(c) Employment Agreement Liabilities.Any Liability under any employment, severance, retention or termination agreement with any employee of Seller or any Related Person.

(d) Employee Grievance Liabilities. Any Liability arising out of or related to any employee grievance commenced or relating to periods prior to the Closing Date whether or not the affected employees become employees of Buyer.

(e) Environmental, Health and Safety Liabilities. Any Environmental, Health and Safety Liabilities attributable to conditions, violations or liabilities existing on or before the Closing Date.

(f) Indemnification Liabilities. Any Liability to indemnify any shareholder, officer, director, employee or agent of Seller.

(g) Non-Compliance Liabilities. Any Liability arising out of or resulting from Seller’s non-compliance with any Legal Requirement or Order.

(h) Post-Closing Acts or Omissions Liabilities. Any Liability based upon acts or omissions of Seller occurring after the Closing Date.

(i) Proceeding Liabilities. Any Liability arising out of any Proceeding, whether or not set forth in any Exhibit or Schedule hereto resulting from any occurrence or event happening before the Closing Date.

(j) Product Liabilities. Any Liability or obligation arising from any product Liability of Seller or the Business not included in the Assumed Liabilities in respect of products or services of the Business manufactured, sold or provided to customers, clients or others, prior to the Closing Date.

(k) Related Party Liabilities. Any Liability of the Business to Seller or any Related Persons (except as specifically assumed by Buyer pursuant to Section 2.3).

(l) Retained Contracts Liabilities. Any Liability arising under any contract not transferred to Buyer under this Agreement.

(m) Tax Liabilities. Any Liability for any Tax owed by Seller, including (1) any Taxes arising out of, or resulting from, Seller’s ownership or operation of the Business or the Acquisition Assets before the Closing; and (2) any Liability for deferred Taxes of any nature.

(n) Accrued Liabilities. Any Environmental, Health and Safety Liability attributable to conditions, violations or liabilities existing on or before the Closing Date, and any Liability for pension benefits, employee stock option or profit-sharing plans, health care plans or benefits or any other benefits of any kind for employees or former employees or both; and any liability which should have been recorded, in accordance with U.S. GAAP, in Seller’s Books and Records as of the Effective Date and is not reflected in the calculation of the Net Assets Value as of the Effective Date.

(o) Underground Storage Tank Systems Liabilities. Any liability or obligation regarding the registration, registration fees, financial assurance, insurance, maintenance, repair, inspection, closure or corrective action associated with any underground storage tank system on the Property; provided that any repair of the Underground Storage Tank Systems necessitated by the operations of Buyer shall be the Buyer’s responsibility.

(p) Other Liabilities. Any other Liability of Seller not included in the Assumed Liabilities.

    2.5 Purchase Price. The parties negotiated that the purchase price (the “Purchase Price”) for the Acquisition Assets shall be the Adjusted Net Assets Value of the Business as of the Effective Date, plus $250,000. The Final Purchase Price (as defined below) shall be determined in accordance with the terms of Section 2.6 below. Buyer shall deliver the Adjusted Net Assets Value of the Business as of October 31, 2002 (the “Estimated Purchase Price”) to Seller at the

Closing by delivery of (i) immediately available funds in the amount of the working capital of the Business as of October 31, 2002 (the “Cash Payment”), to an account designated by Seller; and (ii) a subordinated promissory note substantially in the form of Exhibit C (the “Note”) representing the balance, which Note will be secured by a Security Agreement substantially in the form of Exhibit N (the “Security Agreement”).

    2.6 Purchase Price Adjustment. If the Adjusted Net Assets Value as of the Effective Date, as determined in accordance with the terms of Section 2.7 below, is less than the Estimated Purchase Price, the Purchase Price shall be reduced by an amount equal to the difference between the Estimated Purchase Price and the Adjusted Net Assets Value as of the Effective Date (the “Purchase Price Reduction”). If the Adjusted Net Assets Value as of the Effective Date, as determined in accordance with the terms of Section 2.7 below, is greater than the Estimated Purchase Price, the Purchase Price shall be increased by an amount equal to the difference between the Adjusted Net Assets Value as of the Effective Date and Estimated Purchase Price (the “Purchase Price Increase”). Upon final determination of the Adjusted Net Assets Value as of the Effective Date, determined in the manner provided for in Section 2.7 below, the actual adjusted Purchase Price (the “Final Purchase Price”) will be determined as the Estimated Purchase Price either (i) less the amount of the Purchase Price Reduction, or (ii) plus the amount of the Purchase Price Increase, as applicable. Seller or Buyer, as applicable, shall wire transfer or deliver to an account designated by the other party immediately available funds equal to the amount of the Purchase Price Reduction or the Purchase Price Increase, as applicable, plus interest thereon from the Closing Date through the date of payment calculated at the rate of 5% per annum.

    2.7 Determination of Net Assets Value and Purchase Price Adjustment Amount. Within 90 days of the Effective Date, Buyer or Buyer’s accounting firm, Grant Thornton, LLP (“Firm One”), shall (a) determine the Adjusted Net Assets Value of the Business as of the Effective Date, the amount of the Purchase Price Reduction or the Purchase Price Increase, if any, and the amount of the Final Purchase Price, as provided for in Section 2.6, in accordance with U.S. GAAP, applied in a manner consistent with the methods used in the Seller Financial Statements; and (b) shall give written notice of its determination to Seller, including in such notice the computations made on which its determination is based (the “Purchase Price Adjustment Notice”). Seller shall have the opportunity to examine all work papers, schedules and other documents prepared by Firm One in connection with the preparation of the determination of the Final Purchase Price. If Seller does not give written notice to Buyer disputing Firm One’s determination of the Adjusted Net Assets Value of the Business as of the Effective Date within 30 days of the Purchase Price Adjustment Notice, Firm One’s determination of the Adjusted Net Assets Value of the Business as of the Effective Date shall be final and the Purchase Price shall be adjusted to the Final Purchase Price in accordance with Section 2.6. If Seller disputes Firm One’s determination in the Purchase Price Adjustment Notice by written notice thereof to Buyer within 30 days of its receipt of the Purchase Price Adjustment Notice, Buyer and Seller shall thereafter attempt to resolve such dispute within 30 days of Buyer’s receipt of Seller’s notice. If the parties cannot resolve the dispute within that 30-day period, Deloitte and Touche (“Firm Two”) shall be mutually appointed by Buyer and Seller as the accounting firm to review the determination and the decision of Firm Two shall be final and binding on the parties hereto. Buyer shall pay the costs and expenses of Firm One, Seller shall pay the costs and expenses of its own accounting firm (which shall not be either Firm One or Firm Two), and, if appointed, Buyer and Seller shall each pay half of the costs and expenses of Firm Two. U.S. GAAP shall be applied by all parties and accounting firms in determining Adjusted Net Assets Value of the Business as of the Effective Date and the Final Purchase Price. Neither the determination of Adjusted Net Assets Value of the Business as of the Effective Date nor the Final Purchase Price pursuant to Sections 2.6 and 2.7 shall limit, reduce or otherwise affect or alter the representations, warranties and covenants of the parties contained herein, including, without limitation, their indemnification obligations under Section 15.

    2.8 Earnout Adjustment. During each of the three calendar years beginning on January 1, 2003 and ending on December 31, 2005 (the “Earnout Period”), the Purchase Price shall be adjusted annually in accordance with the amount by which the Sales (as defined in Section 2.8(d)) during such calendar year vary from the sales minimum and the sales target agreed upon by the Buyer and Seller as set forth in this Section 2.8 (the “Earnout Adjustment”). During the one year period beginning on January 1, 2003 and ending on December 31, 2003 (“Earnout Year 1”), the sales minimum is $20,000,000.00 of Sales (“Year 1 Sales Minimum”) and the sales target is $23,500,000.00 of Sales

(“Year 1 Sales Target”). During the one year period beginning on January 1, 2004 and ending on December 31, 2004 (“Earnout Year 2”), the sales minimum is $20,000,000.00 of Sales (“Year 2 Sales Minimum”) and the sales target is $25,800,000.00 of Sales (“Year 2 Sales Target”). During the one year period beginning on January 1, 2005 and ending on December 31, 2005 (“Earnout Year 3”), the sales minimum is $20,000,000.00 of Sales (“Year 3 Sales Minimum”) and the sales target is $28,380,000.00 of Sales (“Year 3 Sales Target”). Each of the one year periods beginning on January 1st and ending on December 31st shall be referred to as an “Earnout Year.”

(a) Calculation of the Earnout Adjustment in Year 1. If Buyer’s Sales fail to meet or exceed the Year 1 Sales Minimum, Seller shall pay Buyer 3% of the amount by which the Year 1 Sales Minimum exceeds Buyer’s actual Sales during Earnout Year 1. If Buyer’s actual Sales during Earnout Year 1 exceed the Year 1 Sales Target, Buyer shall pay Seller 3% of the amount by which Buyer’s actual Sales during Earnout Year 1 exceed the Year 1 Sales Target.

(b) Calculation of the Earnout Adjustment in Year 2. If Buyer’s Sales fail to meet or exceed the Year 2 Sales Minimum, Seller shall pay Buyer 3% of the amount by which the Year 2 Sales Minimum exceeds Buyer’s actual sales amount for Earnout Year 2. If Buyer’s actual Sales during Earnout Year 2 exceed the Year 2 Sales Target, Buyer shall pay Seller 3% of the amount by which Buyer’s actual Sales during Earnout Year 2 exceed the Year 2 Sales Target.

(c) Calculation of the Earnout Adjustment in Year 3. If Buyer’s Sales fail to meet or exceed the Year 3 Sales Minimum, Seller shall pay Buyer 3% of the amount by which the Year 3 Sales Minimum exceeds Buyer’s actual Sales amount for Earnout Year 3. If Buyer’s actual Sales during Earnout Year 3 exceed the Year 3 Sales Target, Buyer shall pay Seller 3% of the amount by which Buyer’s actual Sales during Earnout Year 3 exceed the Year 3 Sales Target.

(d) Definition of Sales; Determination of Sales. For purposes of this Section 2.8(d), the term “Sales” shall mean gross sales of heat transfer labels and related application machinery by Buyer and Buyer’s Affiliates, less applicable discounts, returns and allowances. Buyer shall calculate Sales on a calendar year basis in accordance with U.S. GAAP.

(e) Best Efforts Requirement of Buyer; Material Disruption or Divestiture; Force Majeure. The Earnout Adjustment is subject to and conditioned upon all of the following; (a) Buyer’s Best Efforts to maximize Sales during the Earnout Period; (b) the absence of a material divestiture of all or a part of the Business by Buyer during the Earnout Period; and (c) the absence of a material disruption to the Business caused by the Buyer or Seller. In addition, in the event of a Force Majeure event which adversely affects the entire Business, the Earnout Period will be suspended until termination of the Force Majeure event. A Force Majeure event for purposes of Section 2.8 is defined as event beyond the control of Buyer or Seller and occurring without the fault or negligence of the Buyer or Seller, including but not limited to war, terrorist act, unavailability of raw materials or act of God.

(f) Notice and Payment of the Earnout Adjustment. Within thirty days of the end of each Earnout Year, the Buyer shall give written notice to Seller of its determination of the Earnout Adjustment for that year, including in such notice the computations made on which its determination is based (the “Earnout Adjustment Notice”). Buyer shall provide Seller reasonable access to Buyer’s books and records related to the Business in order to confirm the amount of the Earnout Adjustment. If the Seller does not give written notice to Buyer disputing Buyer’s determination within thirty days of the Earnout Adjustment Notice, the determination in the Earnout Adjustment Notice shall be final and the appropriate party, either Buyer or Seller, shall pay the Earnout Adjustment within 120 days following the end of each of the Earnout Years. If Seller disputes Buyer’s determination of the Earnout Adjustment by written notice thereof to Buyer within 30 days of the Earnout Adjustment Notice, Buyer and Seller shall thereafter attempt to resolve such dispute within 30 days of Seller’s notice. If the parties cannot resolve the dispute within that 30 day period, the dispute resolution process described in Section 2.7 shall apply. U.S. GAAP shall be applied by all parties and accounting firms in determining the Earnout Adjustment hereunder.

2.9 Inventory. For purposes of determining the Net Assets Value as provided in Section 2.7 and the Purchase Price Adjustment pursuant to Section 2.6, Seller and Buyer, at each party’s own expense, shall conduct and complete a physical count and valuation of the Business’s Inventories on the Closing Date or such other date as they may mutually agree using procedures normally used by Seller to take inventories of the type of inventory being counted. For purposes of determining the value of the Inventories, the parties agree that Seller’s cost accounting system and methodology shall be utilized. Any disputes as to the physical count, usability or salability of any item of Inventory will, if possible, be resolved while such physical inventory is being taken. Any unresolved disputes regarding the foregoing shall be settled in the same manner as other disputes are settled relating to the Purchase Price Adjustment pursuant to Section 2.7 . The Inventories reflected thereby shall be valued in accordance with U.S. GAAP applied on a consistent basis.

2.10 Uncollected Receivables; Returned Inventories. Provided that Buyer has exercised commercially reasonable efforts to collect (i.e., efforts similar to those used by Buyer in collecting its own receivables), to the extent that any Receivables acquired by Buyer become more than 120 days past due, Buyer shall assign those Receivables to Seller, which shall then be entitled to collect them, and Seller, on the date of such assignment, shall deliver to an account designated by Buyer, immediately available funds equal to the aggregate face amount of the Receivables so assigned by Buyer to Seller less any unused reserve for bad debts on the Acquisition Balance Sheet. Buyer shall render to Seller such assistance as Seller may reasonably request with respect to the collection of any such Receivables assigned to Seller, at no cost or expense to Buyer. If any customer of Seller returns to Buyer any products sold to such customer by Seller, Buyer shall notify Seller thereof and shall consult with Seller on how to deal with the matter prior to resolving the matter with the customer. Buyer agrees that it will not accept any returns of Inventory from customers or issue any credits for which Seller is responsible, without Seller’s prior written consent except as provided below. If Buyer is unable to resolve the matter to the satisfaction of the Customer, Buyer shall either (a) notify Seller in writing thereof and allow Seller a period of thirty days after such notification to resolve the issue and notify Buyer thereof; or (b) resolve the matter without Seller’s consent but in such instance Buyer shall have no recourse against Seller for any amounts paid to resolve such matter. If Buyer does so notify Seller and Seller is unable to resolve the matter within such thirty day period, Buyer shall refund to such customer the purchase price of the products or give the customer credit for the purchase price of such products against future purchases from Buyer. In any of such cases, Seller shall pay Buyer the difference between the invoice price of such item and its inventory value at the time of return by delivery of immediately available funds to an account designated by Buyer, or if Buyer elects, by certified check payable to Buyer. Seller shall have no such payment obligation until and unless the amounts credited by Buyer exceed the unused reserve for returns and allowances on the Acquisition Balance Sheet. With respect to any such returned products, Buyer shall make reasonable efforts to pursue any available remedy against the manufacturer thereof if such products were not manufactured by Seller and to credit Seller with any recovery received. Payments on Receivables by customers following the Closing shall be credited against invoices on a “first out, first in” basis (i.e., payments received to be credited to the invoice outstanding for the longest period), except to the extent of directions by customers to apply the payment on a different basis. Any payments made by Seller to Buyer pursuant to this Section 2.10 shall not be included in the Basket as set forth in Section 15.7(b).

2.11 Allocation of Purchase Price. The Purchase Price shall be allocated among the Acquisition Assets as in the manner required by Section 1060 of the IRC. After the Closing, the parties agree to make consistent use of the allocation, fair market values and useful lives specified in Exhibit D for all Tax purposes and in any and all filings, declarations and reports with the IRS in respect thereof, including without limitation, the reports required to be filed under Section 1060 of the IRC, if applicable, it being understood that Buyer shall prepare and deliver IRS Form 8594 to Seller within 45 days after the Closing Date if such form is required to be filed with the IRS. In any Proceeding related to the determination of any Tax, no party hereto shall contend or represent that such allocation is not correct. Each party shall promptly notify the other party if it receives notice that the Internal Revenue Service proposes any allocation different from the allocation agreed upon in accordance with this Section 2.11.

3. RIGHT OF FIRST OFFER FOR AUSTRALIA AND ASIA. Seller and ADC agree to grant Buyer and its Affiliates the right of first offer to purchase the assets of the decorating technologies division of ADC which is engaged in the manufacture of heat-transfer labels and related application equipment for the consumer packaged goods and promotional industries in Australia and Asia (the “Asia Business”). Should Seller or ADC ever decide to transfer title to the Asia Business or grant a license or right to use all of the intellectual property or other assets used in the Asia Business to any third party, Seller and ADC agree to offer Buyer and its Affiliates the first right to purchase the assets used in such Asia Business under legal terms and conditions similar to the legal terms and conditions provided in this Agreement with regard to the Business. Seller shall permit Buyer to conduct an evaluation of the Asia Business for a period of up to ninety (90) days from the date on which Seller provides material evaluation information to Buyer in order to determine if Buyer is interested in the purchase or license of the Asia Businesses. As soon as Buyer determines whether or not to proceed with making an offer for such purchase or license, and no later than the end of such ninety (90) day period, Buyer shall notify Seller in writing of such offer or its election not to proceed with an offer. Seller shall not be precluded from receiving offers from other interested parties once it has received such notice from Buyer or if no notice is received, at the end of such ninety (90) day period. From and after the date hereof, Seller and ADC agree that Seller and its Affiliates shall either (i) maintain clear and unencumbered title to the patents, trademarks and other intellectual property associated with the Asia Business; or (ii) if either Seller or ADC decide not to maintain the patents, trademarks and other intellectual property associated with the Asia Business, Seller or ADC will offer such patents, trademarks or other intellectual property to Buyer and its Affiliates prior to the time any action is taken not to maintain such patents, trademarks or other intellectual property.

4. LICENSE FOR EUROPEAN INTELLECTUAL PROPERTY. In the event that the License Agreement between ADC and CCL Label SA (“CCL”), a French Corporation, (the “CCL Agreement”) shall ever become non-exclusive for any reason, Seller and ADC agree to grant Buyer and its Affiliates a non-exclusive license to use the “Licensed Patents” (as defined in the CCL Agreement) to engage in the manufacture of heat-transfer labels and related application equipment for the consumer packaged goods and promotional industries in Europe (the “Europe License”). Seller and ADC agree that the Europe License shall be non-exclusive and shall be subject to the same terms and conditions, except (i) those terms regarding the exclusivity of the Europe License, and (ii) the applicable law shall be the law of the State of Ohio. From and after the date hereof, Seller and ADC agree that Seller and its Affiliates shall either (i) maintain clear and unencumbered title to the “Licensed Patents” and other intellectual property licensed to CCL under the CCL License; or (ii) if either Seller or ADC decide not to maintain the “Licensed Patents” and other intellectual property licensed to CCL under the CCL License, Seller or ADC will offer such “Licensed Patents” and other intellectual property licensed to CCL under the CCL License to Buyer and its Affiliates prior to the time any action is taken not to maintain such “Licensed Patents” and other intellectual property licensed to CCL under the CCL License.

5. CLOSING. Consummation of the purchase and sale of the Acquisition Assets as contemplated in this Agreement (the “Closing”) shall take place at the offices of Buyer’s counsel, Greenebaum Doll & McDonald PLLC, 2800 Chemed Center, 255 East Fifth Street, Cincinnati, Ohio 45202 at 10:00 a.m. (local time), or at such other place and time as the parties may mutually agree upon, on the “Closing Date,” which shall be the later of (a) December 31, 2002; or (b) such date as the parties may mutually agree upon. The Closing shall be effective as of the close of business on the Closing Date (the “Effective Date”).

6. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby represents and warrants to Buyer as follows:

6.1 Organizational Status. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada. Seller has, and at all times has had, full corporate or other applicable power and authority to own and lease its properties used in the conduct of the Business as such properties are now owned and leased and to conduct the Business as and where the Business has and is now being conducted. Neither the nature of the business of Seller, nor the character and location of the properties owned or leased by Seller, makes its qualification as a foreign corporation necessary under the laws of any jurisdiction with respect to the operation of the Business, except as set forth on Schedule 6.1, and except where the failure to be so qualified would not have any Adverse Effect.

6.2 Financial Statements. Seller has delivered to Buyer the following financial statements of Seller and the Business (the “Seller Financial Statements”): (a) unaudited balance sheets of the Business for each of the fiscal years ending December 31, 2001, 2000 and 1999 and the related unaudited statements of income and (b) an unaudited balance sheet of Seller and the Business as of June 30, 2002 (the “Acquisition Balance Sheet”) and the related unaudited statements of income. The Seller Financial Statements fairly present the financial position and the results of operations, changes in shareholders’ equity and cash flow of Seller and the Business, as at the respective dates of, and for the periods referred to in, Seller Financial Statements, all in accordance with the U.S. GAAP, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, have an Adverse Effect) and the absence of notes (that, if presented, would not differ materially from those included in the Acquisition Balance Sheet), consistently applied throughout the periods covered by the Seller Financial Statements involved, except as disclosed in the notes thereto. The Seller Financial Statements have been prepared from and are in accordance with the books and records of Seller and the Business.

6.3 Absence of Undisclosed Liabilities. As of the date of the Acquisition Balance Sheet, to the Knowledge of Seller, Seller had no material Liabilities that are Assumed Liabilities (with respect to the Business) except as shown (and in the amounts shown) on the Acquisition Balance Sheet or as shown on Schedule 6.3 or liabilities included in the Adjusted Net Assets Value. Since the date of the Acquisition Balance Sheet, except as shown on Schedule 6.3, to the Knowledge of Seller, Seller has not incurred or become subject to any material Liability, other than Liabilities incurred in the Ordinary Course of Business, all of which have been paid in full in the Ordinary Course of Business or are reflected on Seller’s regular books of account on the Closing Date and none of which is materially inconsistent with the representations, warranties and covenants of Seller contained herein.

6.4 Absence of Certain Events. Since the date of the Acquisition Balance Sheet, the Business has not, except as set forth on Schedule 6.4:

(a) Adverse Effect. Suffered an Adverse Effect.

(b) Agreement Termination or Amendment. Terminated or amended or suffered the termination or amendment of any material contract, lease, agreement, license or other instrument to which it is or was a party, other than any of such actions which occur in the Ordinary Course of Business or which do not have an Adverse Effect.

(c) Bonuses and Compensation. Paid or obligated itself to pay any bonuses or extraordinary compensation to, or made any increase (except increases in the Ordinary Course of Business) in the compensation payable (or to become payable by it) to, any of its employees, agents, or other representatives.

(d) Capital Expenditures. Made any capital expenditures or capital commitments in excess of $5,000 for any single one or series of related transactions or in excess of $25,000 in the aggregate.

(e) Casualty Losses. Suffered any casualty, damage, destruction or loss to any of its properties not covered by insurance in excess of $5,000 for any one event or in excess of $25,000 in the aggregate.

(f) Change in Accounting Principles. Made any change in accounting principles, methods or practices.

(g) Change in Business. Other than this Agreement with Buyer, made any change in the Business or the manner of conducting the Business, other than changes in the Ordinary Course of Business, none of which has, and which in the aggregate have not had, an Adverse Effect.

(h) Disposal of Assets. Disposed of any of its assets or properties other than in the Ordinary Course of Business.

(i) Employee Discipline. Terminated, placed on probation, disciplined, warned or experienced any material dissatisfaction with, any supervisory employee or outside salesperson of the Business.

(j) Encumbrances. Subjected any of its assets or properties to any Encumbrances or to any other similar charge of any nature whatsoever except in the Ordinary Course of Business.

(k) Loans. Made any loan or advance to any Person (except a normal travel or other reasonable expense advance to its employees).

(l) Material Transactions. Entered into any material transactions other than in the Ordinary Course of Business.

(m) New Agreements. Entered into any agreement, contract, lease or license (or series of related agreements, contracts, leases or licenses) other than purchase orders entered into in the Ordinary Course of Business, which either involve more than $10,000 or were made outside the Ordinary Course of Business.

(n) Payment of Accounts Payable Outside Ordinary Course of Business. Delayed or postponed the payment of any material accounts payable and other material Liabilities outside the Ordinary Course of Business.

(o) Payments to Employees. Paid any funds to any of its employees, or to any family member of any of them, or any Person in which any of the foregoing have any direct or indirect interest, except for the payment of installments of annual salaries and the bonuses accrued at the last day of Seller’s fiscal year.

(p) Plan Adoption, Modification or Amendment. Adopted, modified or amended any plan or agreement so as to increase the benefits due the employees of the Business under any such plan or agreement.

(q) Resignations of or Disputes with Employees or Agents. Experienced any resignations of, or had any disputes involving the employment or agency relationship with, any employee or agent of the Business which could reasonably be expected to have an Adverse Effect and, concerning any branch manager or outside salesperson, whether or not the same, to the Knowledge of Seller, could reasonably be expected to have an Adverse Effect, except as identified in Schedule 6.4(q).

(r) Waivers and Write-Offs. Waived or released any debts, claims or rights of value or suffered any extraordinary loss or written down the value of any inventories or other assets or written down or off any receivable in excess of $5,000 for any one event or in excess of $25,000 in the aggregate.

(s) Other Events. Been a party to any other occurrence, event, incident, action, failure to act or transaction outside the Ordinary Course of Business involving the Business which could reasonably be expected to have an Adverse Effect, other than entering into the letter of intent and confidentiality agreement with Buyer.

(t) Other Agreements. Entered into any agreement or commitment (whether or not in writing) to do any of the above.
and Seller has:

(u) used its Best Efforts to (1) preserve the Business; (2) keep available, without entering into any binding agreement, the services of the Business’ employees; and (3) preserve the goodwill of the Business’ customers and others having business relationships with Seller; and

(v) continued the Business and maintained its operations and equipment, books of account, records and files in the Ordinary Course of Business.

6.5 Assets Necessary To Business. The Acquisition Assets and those certain assets included in the Leased Premises comprise all of the assets necessary for Buyer to conduct the Business immediately after the Closing Date in substantially the same manner as conducted by the Seller prior to the Closing Date. Seller has all required permits and licenses, including franchises, titles (including motor vehicle titles and current registrations), fuel permits and any other similar documents necessary to the operation of the Business (collectively, the “Permits”) and Seller is a party to all other material contracts and agreements necessary to permit it to carry on the Business as presently conducted.

6.6 Authority; Consents; Enforcement: Noncontravention; Noncompetes.

(a) Authority. Seller has the corporate power and authority to execute, deliver and perform this Agreement and all other agreements, certificates or documents contemplated hereby (“Seller Ancillary Documents”) and have taken all actions required to authorize, execute, deliver and perform this Agreement and the Seller Ancillary Documents.

(b) Consents. Except as set forth on Schedule 6.6(b), no consent, approval, action or authorization of any third party, including any Governmental Authorization or application to, or other notice or filing with, any Governmental Body, is required for the execution, delivery or performance of this Agreement or the Seller Ancillary Documents by Seller (“Seller’s Consents”).

(c) Enforcement. This Agreement and the Seller Ancillary Documents have been duly executed and delivered by Seller and constitute the legal, valid and binding obligations of Seller enforceable in accordance with their terms.

(d) Noncontravention. The execution and delivery of this Agreement and the Seller Ancillary Documents by Seller does not violate any provision of the respective Organizational Documents of Seller will not result in a breach or violation or default under any Order which Seller is subject or result in a breach by Seller under any material contract or obligation to which it is bound. Neither the execution and the delivery of this Agreement and the Seller Ancillary Documents, nor compliance with, or fulfillment of, the terms, conditions and provisions hereof or thereof, will, except to the extent any of the following would not reasonably be expected to have an Adverse Effect, (1) violate any Legal Requirement of Seller; (2) materially conflict with, result in a material breach of, constitute a material default under, any Contract or Order to which Seller is a party; (3) create in any party the right to accelerate, terminate, modify or cancel, any material Contract to which Seller is a party; (4) accelerate any material Liability of Seller or the Business; (5) result in the imposition of or creation of any Encumbrance upon or with respect to any of the Acquisition Assets; (6) require any notice under any Contract or Order to which Seller is a party or by which it or they are bound or to which any of its or their assets or properties are subject; or (7) require the approval, consent, authorization or act of, or the making by, Seller of any declaration, filing or registration with, any Person.

(e) Restriction on Competition. Seller is not a party to or subject to any contract, arrangement or commitment containing covenants by Seller prohibiting or restricting competition or activity or restricting the customers from whom, or the area in which, Seller may solicit or conduct the Business.

6.7 Books and Records. Prior to the execution of this Agreement, Seller made available to Buyer for its examination the books of account and records of the Business (“Books and Records”). The Books and Records are true and complete in all material respects and have been prepared in the usual and customary manner in accordance with reasonable commercial practices for companies engaged in businesses similar to Seller, including the maintenance of an adequate system of internal controls. Except for such changes, additions or events which have been made or have occurred, as the case may be, related to the transactions contemplated by this Agreement and in the Ordinary Course of Business no material changes or additions to the Books and Records of the Business have been made from the date such Books and Records were first made available to Buyer and nothing which should be set forth in said Books and Records, if prepared in the usual and customary manner of the Business, has occurred from the date such Books and Records were first made available to Buyer, except for such changes, additions or events which have been made or have occurred, as the case may be, in the Ordinary Course of Business.

6.8 Compliance With Legal Requirements; Governmental Authorizations.

(a) Compliance With Legal Requirements. To the Knowledge of Seller and except as set forth on Schedule 6.8(a):

(1) Seller is in compliance in all material aspects with each Legal Requirement that is or was applicable to the conduct or operation of the Business or the ownership or use of any of the Acquisition Assets and the Property;

(2) to the Knowledge of Seller, no circumstance exists, with respect to the operation or conduct of the Business or the ownership or use of any of the Acquisition Assets and the Property, that (with or without notice or lapse of time) could reasonably be expected to result in a violation, liability of Seller, or a failure on the part of Seller to comply with, any Legal Requirement where such violation of, liability or failure would have an Adverse Effect; and

(3) with respect to the operation or conduct of the Business or the ownership or use of any of the Acquisition Assets and the Property, Seller has not received any notice or other communication (whether oral or written) from any Person regarding any actual, alleged, possible or potential violation of, liability, or failure to comply with, any Legal Requirement where it is reasonably likely that such violation of, liability, or failure would result in an Adverse Effect.

(b) Governmental Authorizations. Schedule 6.8(b) contains a complete and accurate list of each Governmental Authorization that is held by Seller and is material for the operation of the Business, or to any of the Acquisition Assets and the Property. Each Governmental Authorization listed or required to be listed on Schedule 6.8(b) is valid and in full force and effect except where the failure to do so would not have an Adverse Effect. Schedule 6.8(b) also sets forth the name of any third party from whom consent must be obtained in order to effect a transfer to Buyer of the Permits to be acquired as a result of the transactions contemplated herein; and, except as set forth on Schedule 6.8(b), Seller has obtained all such consents except where the failure to be so valid and in force and effect would not have an Adverse Effect. To the Knowledge of Seller, and except as set forth on Schedule 6.8(b):

(1) Seller is, and at all times has been, in compliance in all material respects with the terms and requirements of each Governmental Authorization identified or required to be identified on Schedule 6.8(b);

(2) no event has occurred, nor does any circumstance exist, that could reasonably be expected to (with or without notice or lapse of time) have an Adverse Effect and (A) constitute or result directly or indirectly in a violation of, liability, or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed on Schedule 6.8(b); or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization listed or required to be listed on Schedule 6.8(b);

(3) Seller has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, liability or failure to comply with any material term or requirement of any Governmental Authorization; or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of, or material modification to any Governmental Authorization; and

(4) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed on Schedule 6.8(b) have been duly filed on a timely basis with the appropriate Governmental Bodies and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

The Governmental Authorizations listed on Schedule 6.8(b) collectively constitute all of the Governmental Authorizations necessary to permit Seller to lawfully conduct and operate the Business in the manner it is currently conducted and operated and to permit Seller to own and use the Acquisition Assets in the manner in which it currently owns and uses such assets and to the Knowledge of Seller, and there will not be an Adverse Effect in the Governmental Authorizations as a result of the consummation of the transactions contemplated herein, nor to the Knowledge of

Seller, will there be any Adverse Effect on Buyer for any failure of Seller to have any Governmental Authorization in full force and effect.

6.9 Computer Systems; Software.

(a) Condition of Computers. Except as set forth on Schedule 6.9(a), and except for those facts and circumstances which either individually or in the aggregate would not have an Adverse Effect, all computers and computer systems owned, leased or used by Seller in connection with the Business (including software, communication links and storage media) and which are included in the Acquisition Assets (collectively, “Computers”):

(1) in all material respects are in full operating order and fulfill the purposes for which they were acquired, established and are currently used and do not contain any defect or feature which may have an Adverse Effect;

(2) have adequate capacity for the present needs of the Business;

(3) with respect to Computers owned by Seller, are under the sole control of Seller, located at locations of Seller, not shared with, used by or on behalf of or accessible by any other Person and, except for software properly licensed to Seller, are owned by Seller

(4) are properly established and documented by written technical descriptions and manuals so as to enable them to be used and operated by any reasonably qualified personnel:

(5) comply with and are used in accordance with the Legal Requirements in all material respects; and

(6) with respect to Computers owned by Seller, may be assigned by Seller to Buyer, without the consent of any third person.

(b) Condition of Software. Set forth on Schedule 6.9(b) and except for those facts and circumstances which either individually or in the aggregate would not have an Adverse Effect, is a list of all software used on or stored or resident in the Computers which are included in the Acquisition Assets (“Software”), and:

(1) performs efficiently in accordance with its specifications and does not contain any defect or feature which may have an Adverse Effect;

(2) is lawfully held and used and, to the Knowledge of Seller, does not infringe the intellectual property rights of any Person and all copies held have been lawfully made; and

(3) as to copyrights in connection with the Software:

(A) Software written or commissioned by Seller is owned exclusively by Seller, no other person has rights therein or rights to the use or copies of the Software or source codes and complete written listings and copies of the sources codes are in Seller’s possession; and

(B) standard packaged Software is licensed to Seller on an express or implied license which does not require Seller to make any further payments, is not terminable without the consent of Seller and which imposes no material restrictions, except as to copying, on the use or transfer of the Software.

(c) Ownership of Software. No Software owned by or licensed to Seller and included in the Acquisition Assets is used by or licensed or sublicensed by Seller to any other Person.

6.10 Condition of Assets. Except as disclosed on Schedule 6.10, the tangible Acquisition Assets are structurally sound, are free from material defects (patent and latent) and have been maintained in accordance with the manufacturer’s recommendations or normal industry practice. Except as disclosed on Schedule 6.10, the tangible Acquisition Assets are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which they are presently used.

6.11 Contracts. Schedule 2.1(f) contains a list of each contract to which Seller is a party, except for (a) sales or purchase orders entered into in the Ordinary Course of Business; (b) contracts involving Seller’s receipt or payment of less than $10,000 in any 12-month period; and (c) contracts cancelable without penalty or payment upon no more than 30 days notice. Seller has furnished Buyer with a true and complete copy of each written contract listed on Schedule 2.1(f). Except as set forth on Schedule 6.11, each such Contract set forth on Schedule 2.1(f) is legal, valid, binding, enforceable and in full force and effect and shall, as to Buyer, continue to be legal, valid, binding, enforceable and in full force and effect on identical terms immediately following the Closing. Except as set forth on Schedule 6.11, no party to any such Contract set forth on Schedule 2.1(f) is in breach or default and to the Knowledge of Seller no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, material modification or acceleration, under the Contract and no party has repudiated any material provision of any Contract set forth on Schedule 2.1(f). All of the Contracts which are set forth on Schedule 2.1(f) are assignable by Seller to Buyer and such assignment may be made without the consent of any other party to the Contract and will not result in a breach, violation or default under any such Contract, except as set forth on Schedule 6.11.

6.12 Customers of Seller; Conditions Affecting Seller. Schedule 6.12 sets forth the 10 largest customers of Seller by dollar value of aggregate purchases from Seller over the 24 months ended December 31, 2001. Except as set forth on Schedule 6.12, to the Knowledge of Seller, none of the customers identified on Schedule 6.12 have terminated their relationship with Seller or otherwise ceased doing business with Seller or otherwise indicated to Seller that the amount of revenue or gross margin accounted for by such customer is likely to be materially less after the Closing Date than the amount reflected for such customers on Schedule 6.12. To the Knowledge of Seller, there are no conditions (except those affecting the economy and industry in general) existing with respect to markets, services, facilities, personnel or suppliers to the Business which are likely to have an Adverse Effect on the Business. Seller has disclosed to Buyer its standard terms and conditions of sale and identified all customers with annual purchases in excess of $20,000 which have been granted a deviation from such standard terms and conditions of sale.

6.13 Employee Benefits. Schedule 6.13 attached hereto sets forth a list of each employee pension benefit plan (“Employee Benefit Plan”) within the meaning of Section 3(2) of the Employee Retirement Security Act of 1974, as amended (“ERISA”), each employee welfare benefit plan (“Welfare Plan”) within the meaning of Section 3(1) of ERISA, and each other employment, consulting, stock option, stock purchase, bonus, deferred or incentive compensation, severance or separation, profit sharing, retirement, or other employee benefit plan, practice, policy or arrangement not constituting Employee Benefit Plans (“Other Plans”) relating to employees of the Business which Seller maintains, to which Seller contributes or under which any employees performing services directly for the Business are or, at any time within the period of three (3) years prior hereto, were covered.

(a) Each Employee Benefit Plan, Welfare Plan and Other Plan has been operated, in all material respects, in accordance with its terms.

(b) Each Employee Benefit Plan, Welfare Plan or Other Plan has been administered, in all material respects, in compliance with Legal Requirements.

(c) Seller does not maintain any Employee Benefit Plan under which it would be obligated to pay benefits solely as a result of the consummation of the transactions contemplated by this Agreement.

(d) There are no unfunded benefit liabilities within the meaning of Section 4001(a)(16) of ERISA with respect to any Employee Benefit Plan maintained by Seller, as determined under reasonable actuarial assumptions.

6.14 Employees and Compensation.

(a) Listing of Employees. Schedule 6.14 identifies all employees of the Business as of the date hereof, the amount of their current annual salaries or hourly rates, their bonuses paid in the past year, their current job titles, vacation accrued and a complete description of any commitments to such employees with respect to compensation payable hereafter. Seller has not, because of past practices or previous commitments with respect to such employees, established any legally enforceable rights or reasonable expectations on the part of such employees to receive additional compensation inconsistent with past practices with respect to any period after the Closing Date. Except as set forth on Schedule 6.14, none of such employees has given written notice to Seller that such employee intends to leave Seller’s employment. Set forth on Schedule 6.19 is a description of all claims made against Seller by employees of the Business or former employees of the Business within the last 36 months. No employee of the Business is employed by Seller outside the United States of America.

(b) Agreements With Employees. Except as described on Schedule 6.14, and solely with respect to the operation or conduct of the Business, Seller is not a party to or bound by any written or oral:

(1) employment agreement (other than employment agreements under which the only monetary obligation of Seller is to make current wage or salary payments and provide current employee benefits and other employee benefits required by any Legal Requirement), consulting, advisory or service agreement, confidentiality agreement or covenant not to compete;

(2) contract or agreement with any employee (other than employment agreements disclosed in response to clause (1) or excluded from the scope of clause (1)), agent or attorney-in-fact of Seller; or

(3) obligation to provide, presently or in the future, retiree medical insurance coverage, retiree life insurance coverage or other benefits for retired employees of Seller, or their dependents, except as required by any Legal Requirement, and, to the extent of any such obligation, the name, pension benefit, pension option election, medical insurance coverage and life insurance coverage for such retirees is described on Schedule 6.14.

(c) Confidentiality and Noncompetition Agreements. Except as described on Schedule 6.14, with respect to the operation or conduct of the Business, to the Knowledge of Seller, no employee of Seller is a party to, or is otherwise bound by, any written agreement or arrangement with any Person, including any confidentiality, noncompetition or proprietary rights agreement, that has, had or will have an Adverse Effect on: (1) the performance of his or her duties as an employee of Seller or (2) the ability of Seller to conduct its Business.

(d) Additional Employee Matters. Set forth on Schedule 6.14, solely with respect to the operation of the Business, is a list of each employee of Seller and each qualified beneficiary of an employee of Seller who has incurred a qualifying event and has elected, or is eligible to elect, continuation coverage under Seller’s group health plan pursuant to section 4980B of the IRC and section 601 et seq. of ERISA. Further set forth on Schedule 6.14 , solely with respect to the operation of the Business, is a list of each employee of Seller and each qualified beneficiary of an employee of Seller who, as a result of the transactions contemplated herein, will incur a qualifying event and will be eligible to elect continuation coverage pursuant to section 4980B of the IRC and section 601 et seq. of ERISA.

6.15 Environmental Matters.

(a) Compliance with Environmental Laws. With respect to the operation of the Business and the Property, to the Knowledge of Seller, Seller is in full compliance with, and is not in violation of or liable under any Environmental Law or any Governmental Authorization. Seller has not received any actual or Threatened Order, notice or other communication from any Governmental Body, or Person or from the current or prior owner or operator of any facilities of any actual or potential violation, liability or failure to comply with any Environmental Law, Governmental Authorizations, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any of the Facilities, the Acquisition Assets and the Property, or any other properties or assets (whether real, personal or mixed) in which Seller has or had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used or processed by Seller from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received prior to the Closing Date, that remains unaddressed by the Seller.

(b) No Environmental Claims. There are no pending or, to the Knowledge of Seller, Threatened claims, Liens, Encumbrances or other restrictions of any nature, resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law, or Governmental Authorizations, with respect to or affecting any of the Facilities, the Acquisition Assets and the Property.

(c) No Environmental Orders. Seller has not received, nor to the Knowledge of Seller, does it expect to receive, any written citation, notice of violation, directive, inquiry, notice, Order, summons, warning, request for information, or other communication that relates to Hazardous Activity, Hazardous Materials or any alleged, actual or potential violation or failure to comply with any Environmental Law or Governmental Authorization, or of any alleged, actual or potential obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any of the Facilities, the Acquisition Assets and the Property, or with respect to any property or Facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, owned, controlled or processed by Seller have been transported, treated, stored, handled, transferred, disposed, recycled, Released or received prior to the Closing Date.

(d) Environmental Condition. Seller has delivered to Buyer a true and complete copy of a report entitled “Environmental, Health, and Safety Disclosure Report for Avery Dennison Corp. – Decorating Technologies” dated January 14, 2002 and prepared by Bois Consulting Company, Inc. That report discloses, among other things, that there are Hazardous Materials present on or in the Environment at the Property and Facilities and at property geologically or hydrologically adjoining the Property, there have been Releases of Hazardous Materials at or from the Property and Facilities, and that Seller has addressed the existence of Hazardous Materials at the Property so that the Property is in compliance with applicable regulations governing the historic Releases and existence of Hazardous Materials at the Property.

(e) Buyer’s Post Closing Obligations and Indemnification. Buyer shall not (with or without negligence) cause, permit or suffer the Release, escape or disposal of any Hazardous Materials on, in, about, or under the Property in quantities that are in excess of reportable concentrations under the Massachusetts Contingency Plan (310 CMR 40.000). Buyer shall neither permit nor suffer the storage or use of any Hazardous Materials nor allow the same to be brought onto the Property or upon any property of Seller, except only for use in the ordinary course of Buyer’s business and when such use is in compliance with Environmental Laws. If based on reasonable information and belief of Seller that a Release on the Property in excess of reportable concentrations under the Massachusetts Contingency Plan (310 CMR 40.000) has occurred resulting from Buyer’s use or occupancy of the Property, or resulting from anyone claiming by, through or under the Buyer, or any lender of Seller or Governmental Body shall ever require testing by Seller to ascertain whether there has been any Release of Hazardous Materials by Buyer or anyone claiming by, through or under Buyer, then the reasonable cost thereof shall be reimbursed by Buyer to Seller upon demand if such testing and other information demonstrates that a Release on the Property has occurred resulting from Buyer’s use or occupancy of the Property, or resulting from anyone claiming by, through or under the Buyer. Buyer hereby agrees to indemnify, defend, and hold harmless Seller from and against all costs, expenses, damages or losses Seller has actually incurred arising from any Release of Hazardous Materials on the Property resulting from Buyer’s use or occupancy of the Property (or portion thereof), or resulting from anyone claiming by, through or under the Buyer, provided, however, in the event such Release requires the clean up of contamination existing prior to the closing of this transaction, Buyer’s indemnification shall be apportioned based upon equitable factors. The obligations of Buyer under the provisions of this Section shall remain in full force and effect for a period of three (3) years from the earlier of the date of the termination or expiration of the Lease.

(f) Determination of Pre-Closing and Post-Closing Environmental Conditions and Contamination. The parties agree that the following presumptions will be used in the determination of whether an Environmental Condition and/or Contamination on the Property is a pre-closing Environmental Condition and/or Contamination, which is Seller’s Environmental Health and Safety Liability, or a post-closing Environmental Condition and/or Contamination, which is Buyer’s Environmental Health and Safety Liability.

If the Environmental Condition and/or Contamination on the Property was or is identified in any environmental audit, assessment or sampling of environmental media conducted prior to or within one hundred twenty (120) days after the Effective Date (collectively, “Baseline Environmental Studies”), such Environmental Conditions and/or Contamination in, on, about, beneath, or migrating to or from the Property shall be presumed to be a pre-closing Environmental Condition or Contamination.

If the Environmental Condition is discovered after the Effective Date in areas previously evaluated as part of the Baseline Environmental Studies and the Environmental Conditions and/or

Contamination involves Hazardous Materials that could have been detected using the analytical methods and parameters utilized in the Baseline Environmental Studies, such Environmental Condition or Contamination in, on, about, beneath, or migrating to or from the Property, shall be presumed to be a post-closing Environmental Condition or Contamination.

If the Environmental Conditions and/or Contamination involves a Hazardous Material that was not used, generated, or stored by Buyer, and is not a decompostion product of a Hazardous Material used, generated, or stored by Buyer, such Environmental Conditions or Contamination in, on, about, beneath, or migrating to or from the Property, shall be presumed to be a pre-closing Environmental Condition or Contamination.

If the Environmental Conditions or Contamination involves a Hazardous Material that was used, generated, or stored by Buyer, or is a decomposition product of a substance used, generated, or stored by Buyer, and such Hazardous Material was not used, generated, or stored by Seller, such Environmental Conditions or Contamination shall be presumed to be a post-closing environmental Condition or Contamination.

If the Environmental Conditions and/or Contamination involves a Hazardous Material that was used, generated, or stored by both Seller and Buyer, or is a decomposition product of such a substance, such Environmental Conditions or Contamination shall be presumed to be a pre-closing Environmental Condition or Contamination in the absence of evidence that the Environmental Conditions or Contamination resulted from a Release of a Hazardous Material by Buyer.

Where any provision of this Section provides for a presumption to be used in determining responsibilty for Environmental Conditions or Contamination, such presumption shall be a rebuttable presumption. Such presumption shall place the burden of going forward and the burden of persuation upon the party against whom the presumption applies. The presumption may be overcome by a preponderance of the evidence to the contrary.

The parties agree that Buyer may not undertake an environmental assessment, site characterization, testing or subsurface exploration of the Property without the prior written consent of Seller. In the event Buyer is required to perform such assessment, characterization, testing, or exploration to comply with a Legal Requirement, or a request by a Governmental Body, or to obtain or renew insurance coverage, permits or other authorizations, and Seller fails to timely provide consent to Buyer to proceed with such work, Buyer shall be entitled to (a) automatically terminate the Lease; or (b) indemnification from Seller for any costs or expenses incurred by Buyer as a result of Seller’s failure to provide consent or provide such consent timely.

In no event shall Buyer provide DEP with notice of a Release (as such term is defined under Chapter 21E) of Hazardous Materials which existed or occurred on or prior to the Commencement Date of the Lease, unless required by law and after the agreement of Seller that notice of a Release is required by law. In the event Seller does not agree that a notice of Release is required by law as required under the preceding section, Seller agrees to indemnify, defend, and hold harmless the Buyer from any liabilities, losses, damages, expenses, costs, fines, or penalties that arise as a result of Seller’s disapproval. Nothing in this Agreement shall be construed to require Buyer to obtain Seller’s approval to notify any governmental agency of any Release that occurs from Buyer’s operation of the Business or use of Hazardous Materials in the Business or on or at the Property. The obligations of this section shall survive the closing of this transaction.

(g) Buyer’s Acknowledgement and Seller’s Indemnification. Buyer acknowledges Seller has disclosed that the Property is contaminated with certain chemicals as particularly described in the environmental reports listed on Schedule 6.15(d) attached hereto (the “Environmental Reports”) and that Seller has represented that it has fully reported such contamination to the Massachusetts Department of Environmental Protection (“DEP”). The Environmental Reports include substantial information on surface soil, subsurface soil and groundwater contamination in, on, or beneath the Property that is the subject of the Lease (the “Environmental Conditions”). As set forth in the Environmental Reports, the Environmental Conditions have previously been investigated and addressed by Seller pursuant to Chapter 21E and its implementing regulations known as the Massachusetts Contingency Plan (“MCP”). Seller has duly recorded a restrictive covenant that establishes certain use restrictions and other obligations in connection with the Property that is the subject of the Lease (the “Restrictive Covenant”). The Restrictive Covenant is dated October 21, 1999 and has been filed as Document No. 1123031 in the South Registry District of Middlesex County. Seller hereby agrees to indemnify, defend, and hold harmless Buyer, and its former, present and future employees, subsidiaries, affiliates, parent companies, shareholders, officers, directors, partners and members, and each of their respective successors, assigns, heirs and personal representatives (each, a “Buyer Indemnified Party”) from and against any and all cost and expense (including attorneys’ fees) of whatever nature suffered or incurred by Buyer or any Buyer Indemnified Party subject to the terms set forth herein, which obligations shall survive the closing of this transaction:

(1) on account of the existence in, on, about, beneath or emanating to or from (including groundwater) the Property that is the subject of the Lease of any Hazardous Materials, Contamination, or Environmental Conditions (as defined herein), known or unknown, existing on or prior to the Commencement Date of the Lease;

(2) the Release, discharge, or existence of any Hazardous Materials, Contamination, or Environmental Conditions (as defined herein) at, on, about or from the Property on or prior to the date of the Commencement Date under the Lease.;

(3) any violation of or liability under (or claimed violation or liability) any Environmental Law which violation or liability existed, known or unknown, as of the Commencement Date under the Lease;

(4) the Release, discharge, or existence of any Hazardous Materials, Contamination, or Environmental Conditions at, on, about or from the Property initially originating from other property owned by Seller, or the existence of any Environmental Conditions (as defined herein) including any claims, costs, liabilities and expenses arising from the violation of or liability under (or claimed violation or liability) any Environmental Law with respect to such other property,

(5) the institution of any action, including but not limited to a cost recovery or contribution action, by any third party, including, without limitation, a governmental agency, against Seller, any Buyer Indemnified Party, or the Property based upon nuisance, negligence, strict liability or other tort alleging liability as to the storage, treatment, disposal, management, Release, discharge, or existence of any Hazardous Materials, Contamination, or Environmental Conditions, prior to the Commencement Date of the Lease or originating from other property owned by Seller;

(6) the imposition of a lien on any part of the Property under any Environmental Law or any laws pursuant to which a lien or liability may be imposed on any Buyer Indemnified Party due to the existence of any Hazardous Materials, Contamination, or Environmental Conditions on the Property on or prior to the Commencement Date of the Lease;

(7) any legal obligation, request or requirement by any Governmental Body for Buyer or Buyer Indemnified Party to further investigate or remediate any Hazardous Materials, Contamination, or Environmental Conditions at, on, about, beneath or emanating to or from the Property which was in existence, whether known or unknown, on or prior to the Commencement Date under the Lease (collectively, the “Indemnified Environmental Claims”); and

(8) any legal obligation, violation, or liability associated with any underground storage tank system located at the Property subject to the terms of the Lease.

Seller unconditionally and irrevocably guarantees payment of any fees and expenses incurred by Buyer in enforcing the liability of Seller and this indemnification should the Buyer Indemnified Party prevail in such action. For the purposes of this Agreement and the Lease, “Contamination” shall mean, without limitation, any element, substance, waste, material, pollutant, contaminant, compound or mixture, including disease-causing agents, which is released into the environment or work place, or upon exposure to, ingestion, inhalation or assimilation into any organism, either directly or indirectly, will or may reasonably be anticipated to cause death, disease, behavioral abnormalities, cancer, genetic mutation, physiological malfunctions, including malfunctions in reproduction or physical deformations in such organisms or their offspring, and Hazardous Materials. The indemnification provided under this Section of this Agreement which, subject to Section 15.4, shall survive the closing of this transaction, does not (i) extend to any claims arising from or relating to any Hazardous Materials, Contamination, or Environmental Conditions not present in, on, about, or beneath (including groundwater) the Property on or before the Commencement Date of the Lease, or (ii) extend to any claims for lost profits, lost occupancy, lost rent, or other consequential damages. Seller unconditionally and irrevocably agrees to release and indemnify Buyer from any and all claims it may have for contribution or cost recovery under CERCLA or any other similar law regarding Hazardous Materials, Contamination, and Environmental Conditions in, on, about or beneath the Property which was in existence or was caused prior to the Commencement Date of the Lease, which, subject to Section 15.4 shall survive the closing of this transaction.

6.16 Intellectual Property.

(a) Definition of Intellectual Property. The term “Intellectual Property” as used in this Agreement means all of the following intangible and intellectual property of Seller and any of its or their respective Affiliates solely with respect to the operation or conduct of the Business or the ownership or use of any of the Acquisition Assets:

(1) all Internet domain names (registered and unregistered) used in the Business, each of which is set forth on Schedule 6.16(a)(1);

(2) the name “Dec Tec,” and all other Marks;

(3) all Patents;

(4) all Copyrights; and

(5) all Trade Secrets, but only to the extent that such Trade Secrets are used by Seller in North and South America. Following the Effective Date, Seller shall continue to own and have a sole and exclusive unrestricted right to use the Trade Secrets outside of North and South America.

Except for using up the existing Inventory, after the Effective Date, Buyer shall not use, sell or transfer any trade name, trademark, symbol, design or domain name that is used by or associated with Seller or any of its Affiliates or which is confusingly similar to any trade name, trademark, symbol or design that is presently used by or associated with Seller or any of its Affiliates, including, without limitation, Avery®, Dennison®, Avery (logo) Dennison®, the Avery logo and www.averydennison.com or www.avery.com.

(b) Ownership of Intellectual Property. Except for the Intellectual Property licensed by Seller as a licensee, a copy of each such license is attached to Schedule 6.16(b) and, except as otherwise disclosed on Schedule 6.16(b), Seller owns all right, title and interest in and to all of the Intellectual Property, free and clear of all Liens, security interests, charges, Encumbrances, equities and other adverse claims material to the operation of the Business as it is currently conducted and has the right to use all of such Intellectual Property without payment to a third party. All Intellectual Property is either assignable or licensable by Seller to Buyer and such assignment or license may be made without the consent of any third party and will not result in any breach, violation or default under any agreement involving Intellectual Property.

(c) Patents. Set forth on Schedule 6.16(c) is a complete and accurate list and summary description of all of Seller’s patents used solely with respect to the operation or conduct of the Business, (“Patents”). Except as disclosed on Schedule 6.16(c):

(1) all of the issued Patents are (A) currently in compliance in with all applicable Legal Requirements (including payment of filing, examination and maintenance fees and proofs of working or use); (B) valid and enforceable; and (C) not subject to any maintenance fees or taxes or actions falling due within 90 days after the Closing Date;

(2) no Patent is now involved in any interference, reissue, reexamination or opposition proceeding. To the Knowledge of Seller, there is no patent or patent application of any third party that would form the basis of a U.S. interference with any Patent;

(3) to the Knowledge of Seller, no written claim has been asserted against any third party under any Patent nor has any written claim been made by any third party that a Patent is invalid or unenforceable;

(4) to the Knowledge of Seller, no written claim by any third party has been received by Seller that any of the products manufactured and sold, or any process or know-how used, by Seller infringes or is alleged to infringe upon any patent or other proprietary right of any third party.

(d) Marks. Set forth on Schedule 6.16(d) is a complete and accurate list and summary description of all registered marks used solely with respect to the operation or conduct of the Business (“Marks”). Except as disclosed on Schedule 6.16(d):

(1) With respect to the Marks, Seller or an Affiliate of Seller, is the owner of all right, title and interest in and to each of the Marks, as identified on Schedule 6.16(d), free and clear of all Liens, security interests, charges, Encumbrances, equities and other adverse claims;

(2) all Marks that have been registered with the United States Patent and Trademark Office are (A) currently in compliance with all applicable Legal Requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications); (B) valid and enforceable; and (C) not subject to actions falling due within 90 days after the date hereof, except for such noncompliance which would not be expected to have an Adverse Effect;

(3) no Mark is now involved in any opposition, invalidation, cancellation or infringement action and, to the Knowledge of Seller, no such action is Threatened against any of the Marks; and

(4) to the Knowledge of Seller, none of the Marks used by Seller, infringes or is alleged to infringe any trade name, trademark or service mark of any third party, nor is there any potentially interfering trademark or trademark application of any third party.

(e) Copyrights. Set forth on Schedule 6.16(e) is a complete and accurate list and summary description of all of Seller’s registered copyrights used solely with respect to the operation or conduct of the Business (“Copyrights”). Except as disclosed on Schedule 6.16(e):

(1) Seller is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all Liens, security interests, charges, Encumbrances, equities and other adverse claims;

(2) all the material Copyrights that have been registered are (A) currently in compliance with all applicable Legal Requirements; (B) valid and enforceable; and (C) not subject to any taxes or actions falling due within 90 days after the date hereof;

(3) to the Knowledge of Seller, no Copyright is infringed or has been challenged or threatened in any way; and

(4) to the Knowledge of Seller, none of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

(f) Trade Secrets. To the Knowledge of Seller, set forth on Schedule 6.16(f) is a list and summary of Seller’s key trade secrets and know how related to or used with respect to the operation or conduct of the Business (“Trade Secrets”). Seller has taken all reasonable precautions to protect the secrecy, confidentiality and value of each Trade Secret of Seller with respect to the operation or conduct of the Business or the ownership or use of any of the Acquisition Assets. Except as disclosed on Schedule 6.16(f), to the Knowledge of Seller, (a) Seller has good title and an absolute, exclusive right to use the Trade Secrets; (b) the Trade Secrets are not part of the public knowledge or literature and have not been used, divulged or appropriated either for the benefit of any other Person or to the detriment of Seller; (c) no Trade Secret is subject to any adverse claim or has been challenged or Threatened in any way; and (d) the documentation relating to such Trade

Secret, is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use.

(g) Royalties. Set forth on Schedule 6.16(g) contains a complete and accurate list and summary description, including any royalties paid or received by Seller with respect to the operation or conduct of the Business, of all agreements or contracts relating to any of the Intellectual Property to which Seller is a party or by which it is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $500 under which Seller is the licensee. There are no outstanding or to the Knowledge of Seller, threatened disputes or disagreements relating to any such agreement.

(h) Employee Agreements. To the Knowledge of Seller, no former or current employee of Seller has executed a written agreement that assigns to a person other than Seller any or all rights to any inventions, improvements, discoveries or information relating to the Business. To the Knowledge of Seller, any inventions, improvements, discoveries or information relating to the Business and developed by former or current employees of Seller in the course of their employment with Seller are owned by Seller. To the Knowledge of Seller, no employee of Seller’s Business has entered into any agreement that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign or disclose information concerning his work to anyone other than Seller.

6.17 Inventory. Except to the extent already provided for as part of the Purchase Price Adjustment, all Inventories on the Closing Date consist of items of a quality and quantity useable or saleable in the Ordinary Course of Business as presently conducted, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Acquisition Balance Sheet or on the accounting records of Seller as of the Closing Date, as the case may be. No items included in the Inventories are pledged as collateral or held by Seller on consignment from another, except as set forth on Schedule 6.17. The inventories are valued in accordance with U.S. GAAP, consistent with past practices, and were so valued at the date of the Acquisition Balance Sheet. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Business. The inventory obsolescence policies of Seller are appropriate for the nature of the products sold and the marketing methods used by Seller and the reserve for inventory obsolescence contained in the Acquisition Balance Sheet fairly reflects the amount of obsolete inventory as of the date thereof.

6.18 Labor Relations; Compliance. Except as set forth on Schedule 6.18, Seller has not been, nor is it, a party to any collective bargaining or other labor contract with respect to the operation or conduct of the Business. Except as set forth on Schedule 6.18, with respect to the operation or conduct of the Business, there has not been, there is not presently pending or existing and to the Knowledge of Seller there is not Threatened (a) any strike, slowdown, picketing, work stoppage or employee grievance process; (b) any Proceeding against or affecting Seller relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee, former employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Governmental Body, organizational activity or other labor or employment dispute against or affecting the Business; or (c) any application for certification of a collective bargaining agent. To the Knowledge of Seller, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute with respect to the Business. There is no lockout of any employees of the Business by Seller and no such action is contemplated by Seller. To the Knowledge of Seller, Seller is in substantial compliance in all material respects with all material Legal Requirements governing the Business relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, collective bargaining, the payment of social security and similar taxes, occupational safety and health and plant closing where non-compliance would have an Adverse Effect. Except as set forth on Schedule 6.18, Seller is not liable for the payment of any compensation, damages, taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

6.19 Litigation; Orders.

(a) Proceedings. Except as set forth on Schedule 6.19, there is no Proceeding pending or, to the Knowledge of Seller, Threatened against or relating to Seller with respect to the operation or conduct of the Business, including the Property, or the ownership or use of any of the Acquisition Assets. To the Knowledge of Seller there is no basis or alleged basis for any such Proceeding or of any governmental investigation relative to Seller’s operation of the Business, its property or assets, including the Property, and no event has occurred, nor does any circumstance exist, that may give rise to or serve as a basis for the commencement of any such Proceedings which may have an Adverse Effect on Buyer. No event or condition of any nature which might have an Adverse Effect has occurred, exists or, to the Knowledge of Seller, is anticipated.

(b) Orders. Except as set forth on Schedule 6.19, (1) there is no Order to which Seller, or any of the assets owned or used by Seller in the Business, including the Property, is subject, other than Orders generally affecting the industry in which Seller conducts the Business; and (2) to the Knowledge of Seller, no employee of Seller is subject to any Order that prohibits such employee from engaging in or continuing any conduct, activity or practice relating to the Business. Except as set forth on Schedule 6.19, (A) Seller is in full compliance with all of the material terms and requirements of each Order to which it, or any of the Acquisition Assets are or have been subject; (B) to the Knowledge of Seller, no event has occurred, nor does any circumstance exist that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any material term or requirement of any Order to which Seller’s Business, or any of the Acquisition Assets owned or used by Seller, is subject which may have an Adverse Effect on Buyer; and (C) Seller has not received, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation, liability or failure to comply with, any term or requirement of any Order to which Seller’s

Business, the Property or the Acquisition Assets are or have been subject, which may have an Adverse Effect.

6.20 No Agent or Broker. No agent or broker or other Person acting pursuant to authority given by Seller is entitled to any commission, finder’s fee or other compensation from Buyer in connection with the transactions contemplated by this Agreement.

6.21 Notices of Violation. Seller has received no notice, and, to the Knowledge of Seller, there is no pending notice, of violation of any Legal Requirement, nor the pendency of any Proceeding, threatened or otherwise, which could prohibit, impede, delay or adversely effect the ability of Seller to effect the transactions contemplated in this Agreement.

6.22 Personal Property. Schedule 6.22 contains a detailed list of all material machinery, equipment, fixtures, computer hardware and software, tools, supplies, spare parts, furniture and vehicles required in the operation of the Business.

6.23 Products.

(a) Product Warranties. Each product manufactured, fabricated, assembled, sold, leased or delivered by Seller with respect to the operation or conduct of the Business, has been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties and Seller has no Liability (and, to the Knowledge of Seller, there is no basis for any present or future Proceeding against it giving rise to any Liability) for replacement or repair of products manufactured, fabricated, assembled, sold, leased or delivered by Seller with respect to the operation or conduct of the Business or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the Acquisition Balance Sheet, as adjusted for the passage of time through the Closing Date in the Ordinary Course of Business. Schedule 6.23(a) includes copies of standard terms and conditions of sale or lease for Seller, including any applicable guaranty, warranty and indemnity provisions.

(b) Product Liability. With respect to the operation or conduct of the Business, Seller has no Knowledge of any Liability (and, to the Knowledge of Seller, there is no basis for any present or future Proceedings against it giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, fabricated, assembled, sold, leased or delivered by Seller with respect to the operation or conduct of the Business prior to the Closing Date.

6.24 Similar Business Ownership. Seller neither owns, directly or indirectly, any interest in, any corporation, partnership, proprietorship, association or other entity which is engaged in a business similar to that of the Business except with respect to operations similar to the Business outside of North America and South America.

6.25 Studies. Seller has delivered to Buyer copies of all engineering studies, environmental impact reports or assessments and other reports and studies that are material to the Business, and Schedule 6.25 contains a listing thereof.

6.26 Taxes; Tax Returns; Tax Elections.

(a) Tax Returns. Seller has prepared, signed and filed (except as permitted pursuant to legal extensions) all Tax Returns required to be filed prior to the Closing Date with respect to the operation or conduct of the Business. All such Tax Returns were correct and complete in all material respects and Seller has timely paid or accrued all Taxes or installments thereof of every kind and nature whatsoever which were due and owing on Tax Returns or which were or are otherwise due and owing under all applicable laws and regulations for any periods for which Tax Returns were due, whether or not reflected on the Tax Returns, the failure of which to have paid or accrued may have an Adverse Effect on the Business. The provision for Taxes in the Acquisition Balance Sheet is sufficient in all material respects for the payment of all Taxes attributable to all periods ended on or before its date and reasonably adequate accruals have been made by Seller for all liabilities for Taxes accruing since its date. With respect to the operation or conduct of the Business, Seller has timely paid in full all ad valorem property taxes and other assessments levied on its assets and properties which have heretofore become due and payable. Schedule 6.26(a) is a list of all sales, use and property Tax Returns filed by Seller with respect to the operation or conduct of the Business.

(b) Tax Status. Seller is not a “foreign person” within the meaning of section 1445 of the IRC.

(c) Withholdings. With respect to the operation or conduct of the Business, Seller has withheld in all material respects proper and accurate amounts from its employees in material compliance with the tax withholding provisions of the IRC and other applicable Legal Requirements and has filed proper and materially accurate federal, foreign, state and local Tax Returns and reports for all years and periods (and portions thereof) for which any Tax Returns were due with respect to employee income, income tax withholding, withholding taxes, social security taxes and unemployment taxes. All payments due from Seller on account of employee tax withholdings, including income tax withholdings, social security taxes or unemployment taxes in respect to years and periods (and portions thereof) ended on or prior to the Closing Date were paid prior to such date on or before their due date.

(d) Tax Clearance. Except as provided on Schedule 6.26(d) (1) no sales Tax will be imposed on the sale of the Acquisition Assets to Buyer and (2) Buyer is not required to withhold any portion of the Purchase Price on account of any sales or use Tax.

6.27 Title to Properties. Seller or an Affilate of Seller, has good and marketable title to all of the Acquisition Assets (excluding leased properties). Except as set forth on Schedule 6.27, all Acquisition Assets are free and clear of all Encumbrances, except the Lien for current ad valorem taxes not yet due and payable.

6.28 Completeness of Statement; Effect of Representations and Warranties. No representation or warranty of Seller in this Agreement, as qualified by the disclosures made on the Schedules attached hereto, contains any untrue statement of a material fact, omits any material fact necessary to make such representation or warranty, under the circumstances which it was made, not misleading, or contains any misstatement of a material fact. All of the representations and warranties made by Seller, as qualified by the disclosures made on the Schedules attached hereto, are made with the knowledge, expectation, understanding and desire that Buyer place complete reliance thereon. Neither the representations and warranties of Seller, nor the indemnification obligations of Seller, shall be affected, qualified, modified or deemed waived by reason of the fact that Buyer knew or should have known that any representation or warranty of Seller is or might be inaccurate in any respect. The effect of Buyer’s Knowledge of such an inaccuracy is provided for in Section 15.7(c).

7. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby represents and warrants to Seller as follows:

7.1 Corporate Status. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Ohio and is authorized to transact business therein. Buyer has, and at all times has had, full corporate or other applicable power and authority to own and lease its properties as such properties are now owned and leased and to conduct its business as and where such businesses have and are now being conducted.

7.2 Authority; Consents; Enforcement; Noncontravention; Noncompetes.

(a) Authority. Buyer has the corporate or other applicable power and authority to execute, deliver and perform this Agreement, and all other agreements, certificates or documents contemplated hereby to which it is a party (“Buyer Ancillary Documents”) and has taken all actions required to authorize, execute, deliver and perform this Agreement and the Buyer Ancillary Documents, including approval by the members of Buyer.

(b) Consents. Except as set forth on Schedule 7.2(b), no consent, action, approval or authorization of or registration, declaration or filing with any Governmental Body, is required for the execution, delivery or performance of this Agreement or the Buyer Ancillary Documents by Buyer (“Buyer’s Consents”).

(c) Enforcement. This Agreement and the Buyer Ancillary Documents have been duly executed and delivered by Buyer and constitute the legal, valid and binding obligations of Buyer, as the case may be, enforceable in accordance with their terms.

(d) Noncontravention. The execution and delivery of this Agreement and the Buyer Ancillary Documents by Buyer does not violate any provision of the Organizational

Documents of Buyer and will not result in a breach or violation or default under any Order of any court or governmental authority to which Buyer is subject or result in a breach by Buyer under any contract or obligation to which it is bound. Neither the execution and the delivery of this Agreement and the Buyer Ancillary Documents, nor the compliance with, or fulfillment of, the terms, conditions and provisions hereof or thereof, will (1) violate any Legal Requirement of Buyer or any provision of its organizational documents; (2) conflict with, result in a breach of, constitute a default under, any contract, agreement, lease, license, instrument or other arrangement or order to which Buyer is a party or is bound by; (3) result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or result in the imposition of or creation of any Encumbrance upon or with respect to any of the assets or properties owned or used by Buyer; (4) require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets or properties are subject; or (5) require the approval, consent, authorization or act of, or the making by Buyer of, any declaration, filing or registration with, any Person.

7.3 No Agent or Broker. No agent or broker or other Person acting pursuant to authority given by Buyer is entitled to any commission or finder’s fee or other compensation, in connection with the transactions contemplated by this Agreement.

7.4 Completeness of Statements; Effect of Representations and Warranties. No representation or warranty of Buyer in this Agreement, as qualified by the disclosures made on the Schedules attached hereto, contains any untrue statement of a material fact, omits any material fact necessary to make such representation or warranty, under the circumstances which it was made, not misleading, or contains any misstatement of a material fact. All of the representations and warranties made by Buyer (as qualified by the disclosure made on the Schedules attached hereto) are made with the knowledge, expectation, understanding and desire that Seller place complete reliance thereon. Neither the representations and warranties of Buyer, nor the indemnification obligations of Buyer, shall be affected, qualified, modified or deemed waived by reason of the fact that Seller or any shareholder of Seller knew or should have known that any representation or warranty of Buyer is or might be inaccurate in any respect.

7.5 Resources. Buyer has the requisite cash, cash equivalents or committed financing available to consummate the transactions contemplated hereby.

    8. COVENANTS OF SELLER PRIOR TO CLOSING DATE.

8.1 Access and Investigation. Between the date hereof and the Closing Date, Seller and its representatives will: (a) afford Buyer and its representatives reasonable access (including providing copies at no additional cost) during normal business hours and upon reasonable advance notice to Seller’s key personnel; provided, however, such access shall be coordinated through and with the reasonable cooperation of Seller’s designated representatives, properties (including access for subsurface testing), contracts, Books and Records and other documents and data; (b) furnish Buyer and Buyer’s representatives with copies of all such Contracts, Books and Records and other existing documents and data as Buyer may reasonably request; and (c) furnish Buyer and Buyer’s representatives with such additional information as Buyer may reasonably request. Any information obtained from Seller is subject to the Confidentiality Agreement. Buyer shall indemnify Seller for any actual damages to Seller’s facilities or injury to any of Seller’s employees or any third parties caused by Buyer or any of its agents during the course of such investigation by Buyer, except to the extent such injury or damage arises from Seller’s negligence or intentional misconduct.

8.2 Operation of the Business. Between the date hereof and the Closing Date, Seller shall:

(a) conduct the Business only in the Ordinary Course of Business;

(b) use its Best Efforts to preserve intact the current organization of the Business, keep available the services of the current employees and agents the Business and Seller, and maintain the relations and goodwill with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with the Business and Seller; and

(c) confer with Buyer concerning operational matters of a material nature which are not in the Ordinary Course of Business.

8.3 Required Approvals. As promptly as practicable after the date hereof, Seller will make all filings required to be made by Seller or any Affiliate of Seller, if any, under Legal Requirements in order to consummate the transactions contemplated herein. Between the date hereof and the Closing Date, Seller will, (a) cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the transactions contemplated herein; and (b) cooperate with Buyer in obtaining all consents identified in Schedule 7.2(b).

8.4 Notification. Between the date hereof and the Closing Date, Seller will promptly notify Buyer if Seller becomes aware of any fact or condition that causes or constitutes a material breach of any of the representations and warranties of Seller in this Agreement as of the date hereof, or if Seller acquires Knowledge of the occurrence after the date hereof of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a material breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, Seller shall promptly notify Buyer of the occurrence of any material breach of any covenant of Seller in this Section 8 or of the occurrence of any event that may make the satisfaction of the conditions in Section 11 impossible or unlikely.

8.5 No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to Section 13, Seller will not, and will use Best Efforts to cause its representatives not to, directly or indirectly, entertain, solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to or consider the merits of any unsolicited inquiries or proposals from any Person (other than Buyer) relating to any transaction involving the sale of the Business or any of the Acquisition Assets (other than in the Ordinary Course of Business).

8.6 Best Efforts. Between the date hereof and the Closing Date, Seller will use its Best Efforts to cause the conditions in Sections 11 and 12 to be satisfied.

    9. COVENANTS OF BUYER PRIOR TO CLOSING DATE.

9.1 Approvals of Governmental Bodies. As promptly as practicable after the date of this Agreement, Buyer will, and will cause each of its Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the transactions contemplated herein (including all filings under the HSR Act). Between the date of this Agreement and the Closing Date, Buyer will, and will cause each Related Person to, cooperate with Seller with respect to all filings that Seller is required by Legal Requirements to make in connection with the transactions contemplated herein and in obtaining all consents; provided that this Agreement will not require Buyer to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

9.2 Best Efforts. Between the date hereof and the Closing Date, Buyer will use its Best Efforts to cause the conditions in Sections 11 and 12 to be satisfied.

    10. COVENANTS OF THE PARTIES.

10.1 Transition of the Business. Seller covenants with Buyer to cooperate with Buyer to effect the smooth transition of the control and operation of the Business from Seller to Buyer, as contemplated herein, including the retention of the customers and records of the Business, by such means that Buyer may reasonably request. Seller covenants to cooperate with Buyer in providing all information required hereunder and access thereto and whatever is reasonably required to carry out the purposes and intent of the transactions contemplated by this Agreement. Seller agrees to allow Buyer to use any of Seller’s environmental, health or safety plans, permits, Governmental Authorizations, or training or instructional materials or manuals for the Facilities which includes the Property subject to the Lease for the duration of the Lease, or until Buyer obtains separate Governmental Authorizations, or such existing Governmental Authorizations are transferred from the Seller to the Buyer subject to approval from the appropriate Governmental Body. Buyer covenants with Seller to make available employees of the Business, including but not limited to John Geursten, to assist Seller with regard to the extent reasonably necessary for Seller in handling Retained Liabilities, including but not limited to providing support with regard to the gathering of information in preparation for any litigation. Seller shall reimburse Buyer for any out-of-pocket costs incurred by any such employees relating to such cooperation.

10.2 Employment of Business’s Employees. Regarding Seller’s Employees and Employee Benefit Plans:

(a) Buyer shall offer employment, as new employees of Buyer on and after the Effective Date, to all of the existing employees of the Business (the “Business Employees”), with the final decision as to employment remaining with the specific individual Business Employee (to the extent such Business Employee accepts the offer to become an employee of Buyer, such individuals collectively, shall hereinafter referred to as the “Hired Employees”). The Hired Employees shall be employed by Buyer for a period of at least one year following the Effective Date, subject only to layoffs or reductions in force attributable to reduced production, or termination for just cause in accordance with Buyer’s existing policy and practice and will be provided with the compensation and benefits listed on Schedule 10.2. Except for the Hired Employees’ participation in Buyer’s 401(k) Plan and Buyer’s limitation upon the maximum future accrual of vacation days in accordance with Buyer’s existing vacation policy, Buyer shall waive, and shall cause any insurance carrier providing benefits under any of Buyer’s Plans to waive, all limitations as to pre-existing conditions, exclusions, waiting periods and service requirements with respect to participation and coverage requirements applicable to Hired Employees under all of Buyer’s employee welfare benefit plans that Hired Employees are eligible to participate in afer the Effective Date. Seller shall cooperate with Buyer and assist Buyer in connection with hiring Hired Employees. Subject to applicable legal restrictions, Seller will give Buyer reasonable access to Seller’s personnel records of the Business’ Employees and permit Buyer to copy those records for its use. Seller shall terminate the employment of all Hired Employees as of the Effective Date and except for the payment of vacation pay, Seller shall be responsible for and pay any and all amounts due to Hired Employees for compensation, benefits, severance, personal time or any other liability or obligation for services rendered by them up to and including the Effective Date, and except for vacation pay, Buyer shall not have any responsibility or liability with respect to Hired Employees for any period of service prior to the Effective Date and shall not have any responsibility with respect to any employee who does not accept Buyer’s offer of employment. With respect to vacation pay, Seller shall transfer to Buyer the amount of the vacation accrual on the Balance Sheet as of the Effective Date, to Buyer, and Buyer shall be responsible for the payment of all accrued vacation pay to the Hired Employees in accordance with Seller’s existing policy. Future accrual of vacation days by the Hired Employees after the Effective Date shall be in accordance with Buyer’s vacation policy. Any liabilities or claims relating to Hired Employees shall be Seller’s responsibility if the injury or basis for such liability or claim occurred prior to the Effective Date; provided, however, that subject to applicable workers’ compensation laws and the provisions of any workers’ compensation insurance policies of Seller or Buyer, Seller and Buyer shall reasonably apportion such responsibility in the case of injury, if such injury was aggravated by the employee’s continued employment with Buyer after the Effective Date. Buyer shall take no action that triggers the Worker Adjustment and Retaining Notification Act, 29 U.S.C. §§2101 et.seq., or any similar state or local statute or government regulation or ordinance with respect ot Seller in connection with the transactions contemplated under this Agreement.

(b) Buyer shall have no rights with respect to any assets of any employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) maintained by Seller or any of its affiliated corporation (each referred to herein as a “Plan”) including, but not limited to, the right to receive any assets of any Plan upon termination of the Plan if the Plan’s assets exceed its liabilities. Buyer shall have no obligation to maintain or adopt any Plan. For purposes of calculating service or calculating the amount of any benefit under any Plans, all employees of the Business shall be treated as if they ceased covered employment under the Plans as of the Effective Date.

10.3 Further Assurances. Each of the parties agrees that it will at any time, and from time to time, after the Closing Date, upon the request and at the expense of the appropriate party, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, assignments, transfers, conveyances and such further acts, assignments, transfers, conveyances and assurances as may be required to complete the transactions contemplated herein. After the Closing Date, at Seller’s expense, Seller and ADC shall, and shall use its or their Best Efforts to cause any necessary third party to, execute such documents and do such acts and things as Buyer may reasonably require for the purpose of giving to Buyer the full benefit of all the provisions of this Agreement and as may be reasonably required to complete the transactions contemplated herein. After the Closing Date, at the expense of Buyer, Buyer shall, and shall use its Best Efforts to cause any necessary third party to, execute such documents and do such acts and things as Seller may reasonably require for the purpose of giving to Seller the full benefit of all the provisions of this Agreement and as may be reasonably required to complete the transactions contemplated herein.

10.4 Proration of Expenses and Other Charges of the Business. On the Closing Date, the periodic charges of the Business, including utility and license fees and all liabilities related to salaries, wages, vacation pay and other benefits, shall be apportioned on a time basis so that such part of the relevant charges attributable to the period prior to the Closing Date shall be borne by Seller and such part of the relevant charges attributable to the period after the Closing Date shall be borne by Buyer; provided, however, that the foregoing proration of expenses shall be included in the determination of Net Assets Value under Section 2.7. All rents, royalties and other similar sums receivable in respect of the Business shall be apportioned between Buyer and Seller on like terms.

10.5 Filing of Taxes; Payment. With respect to the operation or conduct of the Business, Seller shall, for all periods through the Closing Date:

(a) prepare and timely file (including extensions) all Tax Returns that it is required to file under all applicable laws;

(b) timely pay all Taxes it is required to pay;

(c) withhold and timely pay over to the applicable authorities all Taxes that it is required to withhold and pay over; and

(d) pay all Taxes on any sales and the income and gain, if any, that it realizes on the transactions contemplated by this Agreement, including the sale of the Assets.

10.6 Use of Names. From and after the Closing Date, Seller shall not, in any manner whatsoever in the Territory, use the name “Dec Tec,” or any derivative thereof or any other Marks of Seller included in the Acquisition Assets.

10.7 Termination of Employee Benefit Plans. Seller shall terminate any and all Employee Benefit Plans relating solely to Seller’s conduct of the Business in a timely and appropriate fashion including the filing of any reports, forms or returns with the appropriate Governmental Body.

10.8 Trademarks and Patents Owned by ADC and Avery Dennison Canada, Inc. Seller and ADC shall use its or their collective Best Efforts to ensure that title to any of the Marks and Patents which are used in the operation of the Business and are owned by or titled to ADC or Avery Dennison Canada, Inc. shall be transferred to Buyer at the Closing in an assignment acceptable to Buyer and which contains representations and warranties similar to those set forth in Section 6.16(c) and 6.16(d) and representations and warranties regarding such party’s ownership of the Patents and Marks and the owner’s right to transfer the Patents and the Marks to Buyer free and clear of any and all Encumbrances.

11. CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE. Buyer’s obligation to consummate the transactions contemplated herein, and to take the actions required to be taken by Buyer, at the Closing, is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part, and each of which shall be deemed fully satisfied or waived upon the occurrence of the Closing):

11.1 Accuracy of Representations. All of the representations and warranties of Seller in this Agreement (considered collectively), and each of such representations and warranties (considered individually), must have been accurate in all material respects as of the date hereof, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

11.2 Seller Performance. All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

11.3 Consents. Each of the Consents identified on Schedule 6.6(b) must have been obtained and must be in full force and effect.

11.4 Other Documents. Buyer must have received such other documents as it may reasonably request for the purposes of (a) evidencing the accuracy of any of the representations and warranties of Seller or those of ADC contained in any patent or trademark assignment; (b) evidencing the performance by Seller and ADC of, or the compliance by Seller or ADC with, any covenant or obligation required to be performed or complied with by them; (c) evidencing the satisfaction of any condition referred to in this Section 11; or (d) otherwise facilitating the consummation or performance of any of the transactions contemplated herein.

11.5 No Proceedings. There must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated herein, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated herein.

11.6 No Prohibition. Neither the consummation nor the performance of any of the transactions contemplated herein will, directly or indirectly (with or without notice or lapse of time), materially contravene or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order; or (b) any Legal Requirement or Order that has been published, introduced or otherwise proposed by or before any Governmental Body.

11.7 Other Conditions Precedent. In addition to the foregoing (i) Buyer must have completed and obtained satisfactory review and evaluation of (A) Seller’s customer relationships and (B) Seller’s Employees and employment files; and (ii) John Geurtsen must be an employee of Seller on the Closing Date.

12. CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE. Seller’s obligation to consummate the transactions contemplated herein and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

12.1 Accuracy of Representations. All of Buyer’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date hereof and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

12.2 Buyer’s Performance. All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

12.3 Consents. Each of the Consents identified on Schedule 7.2(b) must have been obtained and must be in full force and effect.

12.4 Other Documents. Seller must have received such other documents as Seller may reasonably request; (a) evidencing the accuracy of any representation or warranty of Buyer;

(b) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer; (c) evidencing the satisfaction of any condition referred to in this Section 12; or (d) otherwise facilitating the consummation of any of the transactions contemplated herein.

12.5 No Proceedings. There must not have been commenced or Threatened against Seller or against any Person affiliated with Seller, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated herein; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated herein

    13. TERMINATION.

13.1 Termination Events. This Agreement, by notice given prior to or at the Closing, may be terminated:

(a) by either Buyer or Seller if a breach of any provision of this Agreement has been committed by the other party and such breach has not been waived;

(b) (1) by Buyer if any of the conditions in Section 11 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (2) by Seller, if any of the conditions in Section 12 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date;

(c) by mutual consent of Buyer and Seller; or

(d) by either Buyer or Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before December 31, 2002, or such later date as the parties may agree upon.

13.2 Effect of Termination. Each party’s right of termination under Section 13 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 13.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 16.4 and 16.5 will survive; provided that, if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

    14. DELIVERIES AND ACTIONS TO BE TAKEN AT CLOSING.

14.1 Deliveries by Seller. At the Closing, Seller shall deliver to Buyer (duly executed where appropriate):

(a) Seller’s Authority Certificate. A certificate from Seller substantially in the form of Exhibit F, dated as of the Closing Date, certified by the Secretary of Seller, attached to which are (1) a certified copy of the articles of incorporation of Seller; (2) a copy of the bylaws or other organizational documents of Seller; and (3) an incumbency certificate of the Persons executing this Agreement or any other document delivered at the Closing on behalf of Seller.

(b) Seller’s Compliance Certificate. A certificate substantially in the form of Exhibit G executed by an authorized officer of Seller certifying that (1)(A) the representations and warranties made by Seller in this Agreement that are qualified as to materiality are true, complete and accurate as of the date hereof and (B) the representations and warranties that are not so qualified are true, complete and accurate in all material respects as of the date hereof; and (2) Seller has performed and complied, in all material respects, with all agreements, obligations, covenants and conditions required by the Agreement to be so performed or complied with by Seller on or prior to the date hereof.

(c) Bill of Sale and Assignment. A Bill of Sale and Assignment for the Acquisition Assets substantially in the form of Exhibit H.

(d) Trademark Assignments. A Trademark Assignment from ADC and/or Avery Dennison Canada, Inc. which shall contain representations and warranties from such party similar to those representations and warranties set forth in Secion 6.14(d) and representations and warranties regarding such party’s right to transfer the Mark to Buyer and representations and warranties that such Marks are free and clear of any and all Encumbrances.

(e) Patent Assignments. A Patent Assignment from ADC and/or Avery Dennison Canada, Inc. which shall contain representations and warranties from such party similar to those representations and warranties set forth in Secion 6.14(c) and representations and warranties regarding such party’s right to transfer the Patents to Buyer and representations and warranties that such Patents are free and clear of any and all Encumbrances.

(f) Vehicle Registration, Ownership Documents. Registration, title and motor vehicle transfer forms and other required documentation to transfer to Buyer and enable Buyer to properly license each motor vehicle which is part of the Acquisition Assets.

(g) Possession of Acquisition Assets. Possession of all the Acquisition Assets, free of the possession of all third parties.

(h) Payment of Liens and Encumbrances. Confirmation that the Encumbrances set forth on Schedule 6.27 have been paid or are being paid simultaneously with the Closing.

(i) Consents; Terminations; Governmental Authorizations. Consents of all other parties to the Contracts and Governmental Authorizations being assigned to and assumed by Buyer hereunder, where such consent is required for the assumption of such Contracts and Governmental Authorizations.

(j) Subordination Agreement. A Subordination Agreement substantially in the form of Exhibit Q.

14.2 Deliveries by Buyer. At the Closing, Buyer shall deliver to Seller (duly executed where appropriate):

(a) Buyer’s Authority Certificate. A certificate from Buyer substantially in the form of Exhibit I, dated as of the Closing Date, certified by the Secretary of Buyer, attached to which are (1) a certified copy of the certificate of organization of Buyer; (2) a copy of the bylaws or other organizational documents of Buyer; (3) copies of the resolutions of the Members and the board of directors of Buyer approving this Agreement and the transactions contemplated thereby; and (4) an incumbency certificate of the Persons executing this Agreement or any other document delivered at the Closing on behalf of Buyer.

(b) Buyer’s Compliance Certificate. A certificate substantially in the form of Exhibit J executed by the member of Buyer certifying that (1)(A) the representations and warranties made by Buyer in this Agreement that are qualified as to materiality are true, complete and accurate as of the date hereof and (B) the representations and warranties that are not so qualified are true, complete and accurate in all material respects as of the date hereof; and (2) Buyer has performed and complied, in all material respects, with all agreements, obligations, covenants and conditions required by the Agreement to be so performed or complied with by Buyer on or prior to the date hereof.

(c) Purchase Price. Payment of the Purchase Price in the form required by Section 2.5.

(d) Consents. All Consents required pursuant to Section 7.2(b).

(e) Multi-Color Corporation Guaranty. The Guaranty of Buyer’s Affiliate, Multi-Color Corporation substantially in the form of Exhibit P.

14.3 Covenants and Agreements Not-To-Compete. At the Closing, Buyer and Seller shall execute and deliver the Noncompetition Agreement of Seller substantially in the form of Exhibit K.

14.4 Lease. At the Closing, Buyer and Seller shall execute and deliver the Lease Agreement for Seller’s facility located at 7 Bishop Street, Framingham, Massachusetts substantially in the form of Exhibit L.

14.5 Assumption Agreement. At the Closing, Buyer and Seller shall execute and deliver the Assumption Agreement substantially in the form of Exhibit B.

14.6 Transition Services Agreement. At the Closing, the Buyer and Seller shall execute and deliver the Transition Services Agreement substantially in the form of Exhibit M.

14.7 Security Agreement. At the Closing, the Buyer and Seller shall execute and deliver the Security Agreement substantially in the form of Exhibit N.

14.8 License Agreement. At the Closing, the Buyer and Seller shall execute and deliver the License Agreement substantially in the form of Exhibit O.

    15. INDEMNIFICATION; REMEDIES.

15.1 Survival; Right to Indemnification. All representations, warranties, covenants and obligations in this Agreement, the Schedules and any other certificate or document delivered pursuant to this Agreement shall survive the Closing and continue in full force and effect for the periods of time set forth in Section 15.4. The right to indemnification, payment of damages, costs or expenses, including attorney’s fees, or other remedy based on such representations, warranties, covenants and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired by Buyer at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance or compliance with any covenant or obligation, will not deprive a party of the right to indemnification, payment of damages or other remedy based on such representation, warranty, covenant or obligation.

15.2 Indemnification and Payment of Damages By Seller. Seller shall indemnify and hold Buyer and its directors, officers, managers, officers, members, Affiliates and successors and assigns (“Buyer Indemnitees”) harmless from, and shall pay to the Buyer Indemnitees the amount of, all damages, costs and expenses, including attorney’s fees, arising, directly or indirectly, from or in connection with:

(a) any breach of any representation or warranty made by Seller in this Agreement;

(b) any breach by Seller of any covenant, agreement or obligation of Seller in this Agreement;

(c) all Liabilities of Seller and all claims, demands and Proceedings made or brought against Buyer by reason of the transactions contemplated herein, but excluding the Assumed Liabilities; and

(d) any product shipped or fabricated by, or any services provided by, Seller prior to the Closing.

15.3 Indemnification By Buyer. Buyer shall indemnify and hold Seller and its directors, officers, shareholders, Affiliates, successors and assigns (“Seller Indemnitees”) harmless for, and will pay to the Seller Indemnitees the amount of, all damages, costs and expenses, including attorney’s fees, arising directly or indirectly from or in connection with:

(a) any breach of any representation or warranty made by Buyer in this Agreement;

(b) any breach by Buyer of any covenant, agreement or obligation of Buyer in this Agreement;

(c) any claim, demand or Proceeding made or brought against Seller resulting from Buyer’s operation of the Acquisition Assets after the Closing Date; and

(d) the imposition or attempted imposition of a third party of any liability that is an Assumed Liability; and

15.4 Time Limitations. Buyer and Seller must assert any claims within 24 months after Closing, except Buyer and Seller must assert claims with respect to Sections 6.13 (Employee Benefits), 6.15 (Environmental Matters), 6.16 (Intellectual Property), 6.23(a) (Product Warranty), 6.26 (Taxes) and 6.27 (Title to Properties) within the applicable period of the relevant statute of limitation plus 60 days.

15.5 Indemnity Claims.

(a) Notification of Claims. If any claim (“Claim”) is hereafter asserted by a party hereto as to which such party may be entitled to indemnification hereunder, such party (“Indemnitee”) shall, in writing, notify the party required by the terms of this Agreement to indemnify the Indemnitee (“Indemnifying Party”) thereof (“Claims Notice”) within 30 days after (1) receipt of written notice of commencement of any third-party litigation against such Indemnitee; (2) receipt by such Indemnitee of written notice of any third-party claim pursuant to an invoice, notice of claim or assessment against such Indemnitee; or (3) such Indemnitee becomes aware of the existence of any other event in respect of which indemnification may be sought from the Indemnifying Party. The Claims Notice shall describe the Claim and the specific facts and circumstances in reasonable detail, shall include a copy of the notice referred to in (1) and (2), above, shall indicate the amount, if known, or an estimate, if possible, of damages that have been or may be incurred or suffered, and shall state the name of the executive who shall represent the Indemnitee in the mediation provided for in Section 16.1.

(b) Defense of Third Party Claim by Indemnifying Party. The Indemnifying Party may, at any time, elect to defend or compromise any Claim by a third party (“Third Party Claim”), at its own expense and in its sole discretion and by its own counsel, who shall be reasonably acceptable to the Indemnitee. The election by the Indemnifying Party to defend or compromise a claim shall constitute an avowal by the Indemnifying Party that the Indemnifying Party is obligated to indemnify the Indemnitee with respect to such claim. The Indemnitee may participate, at its own expense, in the defense of any Claim assumed by the Indemnifying Party. Without the approval of the Indemnitee, which approval shall not be unreasonably withheld or delayed, the Indemnifying Party shall not agree to any compromise of a Claim defended by the Indemnifying Party which would impose upon the Indemnitee injunctive or other equitable relief.

(c) Assumption of Defense by Indemnitee. Notwithstanding the foregoing, if an Indemnitee determines in good faith and reasonable judgment that there is a reasonable probability that a Proceeding may adversely and materially affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnitee may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such Proceeding, but the Indemnifying Party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its prior written consent (which may not be unreasonably withheld or delayed).

(d) Consent to Jurisdiction by Seller. Seller hereby consents to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Buyer Indemnitee for purposes of any Claim that a Buyer Indemnitee may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agrees that process may be served on Seller with respect to such a Claim anywhere in the world.

(e) Buyer’s Consent to Jurisdiction. Buyer hereby consents to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Seller Indemnitee for purposes of any Claim that a Seller Indemnitee may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agrees that process may be served on Buyer with respect to such a Claim anywhere in the world.

(f) Defense of Claim by Indemnitee. If, within 30 days of the Indemnifying Party’s receipt of a Claim Notice involving a Third Party Claim, the Indemnifying Party shall not have notified the Indemnitee of its election to assume the defense, the Indemnitee shall have the right to assume control of the defense or compromise of such Claim and the reasonable costs and expenses of such defense, including costs of investigation and reasonable attorneys’ fees, shall be added to the Claim. If the Indemnitee assumes control of the defense or compromise of a Claim under this Section 15.5(f), the Indemnitee shall have the right to compromise such Claim without the consent of the Indemnifying Party.

(g) Cooperation of Parties. The party assuming the defense of any Claim shall keep the other party reasonably informed at all times of the progress and development of the party’s defense of and compromise efforts with respect to such Claim and shall furnish the other party with copies of all relevant pleading, correspondence and other papers. In addition, the parties to this Agreement shall cooperate with each other and make available to each other and their representatives all available relevant records or other materials required by them for their use in defending, compromising or contesting any Claim. The failure to timely notify the Indemnifying Party of the commencement of such actions in accordance with Section 15.5(a) shall relieve the Indemnifying Party from the obligation to indemnify under Section 15.2, or 15.3, as the case may be, but only to the extent the Indemnifying Party establishes by competent evidence that it or he is or has been materially and adversely prejudiced thereby.

15.6 Right of Set-Off. If Seller agrees that any Buyer Indemnitee is entitled to indemnification as provided in Section 15.2, or in the absence of such agreement the matter is resolved in Buyer’s favor in accordance with the provisions of Section 16.1, Buyer may set-off the entire amount thereof against the then outstanding amounts, if any, which Buyer shall owe Seller under the (i) Note as provided for in Section 2.5; (ii) Purchase Price Adjustment as provided for in Section 2.6; or (iii) Earnout Adjustment provided for in Section 2.8. Neither the exercise of, nor the failure to exercise, such right of set-off will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

15.7 Limitations on Indemnification. Notwithstanding the provisions of Section 15.2 to the contrary:

(a) Seller’s Maximum Liability. Seller’s aggregate obligation to indemnify Buyer under this Section 15 shall not exceed an amount equal to 100% of the Purchase Price; provided however, that any indemnification obligation of Seller in excess of the amount of the sum of (i) the Cash Payment; (ii) the Purchase Price Adjustment; and (iii) all payments made by Buyer to Seller pursuant to the Note shall be a reduction to the amount of the outstanding principal balance of the Note.

(b) Basket Amount. No Indemnifying Party shall be liable to any Indemnitee for indemnification of any amounts pursuant to this Section 15 unless the aggregate amount of all indemnifiable losses exceeds $25,000 (the “Basket”) and only to the extent such losses exceed the Basket.

(c) Certain Defenses.

(1) If Buyer makes any claim for indemnification against Seller arising under Section 6.28, Seller shall be entitled to assert all defenses available to Seller, including but not limited to those that constitute a defense to any action brought under section 10 of the Securities Exchange Act of 1934, section 12(2) of the Securities Act of 1933 and common law fraud.

(2) Either party shall be entitled to assert the defense to any Indemnity Claim that the other party had actual knowledge of the facts giving rise to such Indemnity claim prior to the Closing Date. The party asserting such defense shall bear the burden of proving the other party’s actual knowledge by clear and convincing evidence.

15.8 Adjustments.

(a) Insurance Proceeds. Any claim for indemnity pursuant to this Section 15 shall be reduced by any insurance proceeds actually received or receivable by the Indemnitee.

(b) Purchase Price Adjustment. Any Purchase Price Adjustment under Section 2.6 shall not give rise to a claim for indemnification by Buyer Indemnitees against Seller under Section 15.2 or to a claim for indemnification by Seller Indemnitees against Buyer under Section 15.3.

(c) Earnout Adjustment. Any Earnout Adjustment under Section 2.8 shall not give rise to a claim for indemnification by Buyer Indemnities against Seller under Section 13.2 or 13.4 or to a claim for indemnification by Seller Indemnities against Buyer under Section 15.3.

(d) Sole and Exclusive Remedy. The indemnification provided under this Section 15.8 shall constitute the sole and exclusive remedy of Buyer and Seller subsequent to the Closing for any damages sustained by Buyer or Seller under this Agreement or otherwise other than damages based upon fraud or fraudulent misrepresentations.

    16. MISCELLANEOUS PROVISIONS.

16.1 Arbitration.

(a) If any dispute under this Agreement arises and the parties are unable to resolve such dispute, the unresolved matter shall be resolved by arbitration if a party requests arbitration by making a written demand for arbitration to the other parties. The arbitration proceedings shall be conducted in accordance with the CPR Rules for Non-Administered Arbitration of Business Disputes, or if the parties so agree, the relevant rules of another arbitration organization. In any case, regardless of any rules of the selected arbitration organization to the contrary, only one arbitrator shall be used to decide the outcome of the arbitration. Such arbitration shall be held in

Columbus, Ohio, or if the parties agree upon another location, that other location. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§1-16.

(b) The parties shall have the right of discovery in accordance with the Federal Rules of Civil Procedure except that discovery may commence immediately upon the service of the demand for arbitration. A party’s unreasonable refusal to cooperate in discovery shall be deemed to be refusal to proceed with arbitration and, until an arbitrator has been designated, the parties may enforce their rights (including the right of discovery) in the courts. Such enforcement in the courts shall not constitute a waiver of a party’s right to arbitration. Upon his or her appointment, the arbitrator shall have the power to enforce the parties’ discovery rights.

(c) The parties shall be bound by the decision of the arbitrator and accept his or her decision as the final determination of the matter in dispute. The prevailing party shall be entitled to enter a judgment in any court upon any arbitration award made pursuant to this Section 16.1. The arbitrator or arbitrators shall award the costs and expenses of the arbitration, including reasonable attorneys’ fees, disbursements, arbitration expenses, arbitrators’ fees and the administrative fee of the arbitration organization, to the prevailing party as shall be determined by the arbitrator.

16.2 Amendment; Waiver. This Agreement, and the Exhibits and Schedules hereto, may be amended, modified or superseded only by a written instrument signed by all of the parties to this Agreement. No party shall be deemed to have waived compliance by another party of any provision of this Agreement unless such waiver is contained in a written instrument signed by the waiving party and no waiver that may be given by a party will be applicable except in the specific instance for which it is given. The failure of any party to enforce at any time any of the provisions of this Agreement or to exercise any right or option contained in this Agreement or to require at any time performance of any of the provisions of this Agreement, by any of the other parties shall not be construed to be a waiver of such provisions and shall not affect the validity of this Agreement or any of its provisions or the right of such party thereafter to enforce each provision of this Agreement. No course of dealing shall operate as a waiver or modification of any provision of this Agreement or otherwise prejudice such party’s rights, powers and remedies.

16.3 Limited Assignment: Binding Effect. No party shall assign any of its rights or obligations under this Agreement without obtaining the prior consent of the other parties to this Agreement, except that a party may assign any of its rights and obligations under this Agreement without the prior consent of other parties to any wholly-owned affiliate of the assigning party. No assigning party shall be relieved of its obligations arising under this Agreement. Subject to the foregoing, all of the provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties to this Agreement and their respective heirs, legal representatives, successors and assigns.

16.4 Confidentiality of Certain Information.

(a) Non-Disclosure. The parties and their respective agents and employees shall hold, keep confidential and use all information which is proprietary in nature and non-public or confidential, in whole or in part (the “Confidential Information”) which any of them may receive from any other party concerning such other party in accordance with the terms of the Confidentiality Agreement dated October 19, 2001 between the parties.

16.5 Confidentiality of Agreement. Unless otherwise required by law, no party shall disclose either the terms or existence of this Agreement to any Person other than a party’s counsel and its other representatives or such other third parties with whom it must communicate to consummate the transactions described in this Agreement.

16.6 Construction and Interpretation of Agreement.

(a) Section titles or captions in this Agreement are included for purposes of convenience only and shall not be considered a part of the Agreement in construing or interpreting any of its provisions. All references in this Agreement to Sections shall refer to Sections of this Agreement unless the context clearly otherwise requires.

(b) When used in this Agreement, the word “including” shall have its normal common meaning and any list of items that may follow such word shall not be deemed to represent a complete list of the contents of the referent of the subject.

(c) The parties have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(d) Unless the context otherwise requires, when used in this Agreement, the singular shall include the plural, the plural shall include the singular and all nouns, pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, as the identity of the Person or Persons may require.

(e) The parties do not intend that this Agreement shall confer on any third party any right, remedy or benefit or that any third party shall have any right to enforce any provision of this Agreement.

16.7 Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, and using original or facsimile signatures, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

16.8 Cumulative Remedies; Specific Performance. No right or remedy conferred upon or reserved to any of the parties under the terms of this Agreement is intended to be, nor shall it be deemed, exclusive of any other right or remedy provided in this Agreement or by law or equity, but each shall be cumulative of every other right or remedy. The parties understand and acknowledge that a party may be damaged irreparably by reason of a failure of another party to perform any obligation under this Agreement. Accordingly, if any party attempts to enforce the provisions of this Agreement by specific performance (including preliminary or permanent injunctive relief), the party against whom such action or Proceeding is brought waives the claim or defense that the other party has an adequate remedy at law.

16.9 Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto, embodies the entire agreement and understanding of the parties related to its subject matter and supersedes all prior proposals, understandings, agreements, correspondence, arrangements and contemporaneous oral agreements relating to subject matter of this Agreement. No representation, promise, inducement or statement of intention has been made by any party which has not been embodied in this Agreement.

16.10 Exclusive Forum. Any action to enforce any provision of this Agreement shall be instituted exclusively in United States District Court in the State of Ohio or, if such Court does not have jurisdiction to adjudicate such action, in the courts of the State of Ohio. The parties irrevocably and unconditionally waive, to the fullest extent permitted by law, and shall not plead any objection that they may now or hereafter have to the jurisdiction of such courts over the parties, the laying of venue or the convenience of the forum of any action related to this Agreement that is brought in such courts.

16.11 Exhibits and Schedules. All Exhibits and Schedules to this Agreement, if any, shall constitute part of this Agreement and shall be deemed to be incorporated in this Agreement by reference and made a part of this Agreement as if set out in full at the point where first mentioned. The parties intend that each representation, warranty, covenant and obligation contained in this Agreement shall have independent significance. Nothing in the Exhibits or Schedules shall be deemed adequate to disclose an exception to a representation, warranty or covenant made in this Agreement unless there is a specific Schedule referenced for identifying an exception to a particular representation, warranty or covenant.

16.12 Expenses. Except as otherwise expressly provided for in this Agreement, each party will bear its own expenses incurred in connection with the preparation, execution and performance of its obligations under this Agreement, including all fees and expenses of agents, representatives, counsel and accountants.

16.13 Further Assurances. Each party shall execute and deliver such additional documents or take such additional actions as may be requested by another party to this Agreement if such requested document or action is reasonably necessary to effect the transactions described in this Agreement.

16.14 Governing Law. This Agreement shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of Ohio, without giving effect to any conflict of law rule or principle of such state.

16.15 Independent Contractor Relationship. Regarding all matters relating to this Agreement, this Agreement creates an independent contractor relationship among the parties. Nothing contained in this Agreement shall be construed to (a) give any party the power to direct and control the day-to-day activities of the other; (b) constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking; or (c) constitute any party, its agents or employees as employees of any other party or grant any of them the power or authority to act for, bind or otherwise create or assume any obligation on behalf of any of the other parties for any purpose whatever.

16.16 No Public Announcement. No party shall make any press release or other public announcement regarding this Agreement or the transactions described in this Agreement prior to the Closing Date, unless such party is obligated by law or the rules of any stock exchange upon which its shares are traded to make such a disclosure. When a party determines that it is obligated by law or the rules of a stock exchange to make such a disclosure, it shall notify all of the other parties prior to such disclosure and all of the parties shall cooperate to cause a mutually agreeable release or announcement to be issued.

16.17 No Third Party Beneficiaries. This Agreement is not intended to, and shall not be construed to, confer upon any third Person any right, remedy or benefit nor is it intended to be enforceable by any third Person, and shall only be enforceable by the parties hereto, and their respective successors, permitted assigns, heirs and personal representatives.

16.18 Notices. All notices, requests, consents, approvals, waivers, demands and other communications required or permitted to be given or made under this Agreement shall be in writing and shall be deemed delivered to the parties on the (a) date of personal delivery or confirmed transmission by facsimile transmission; (b) second Business Day following the date of delivery to a nationally recognized overnight courier service; or (c) third Business Day following the date of deposit in the United States Mail, postage prepaid, by certified mail, in each case, addressed as follows, or to such other address, Person or entity as any party may designate by notice to the others in accordance herewith:

If to Buyer:	MCC-DEC TEC, LLC 425 Walnut Street Cincinnati, OH 45202 Attention: Secretary

With a copy to:	Greenebaum Doll & McDonald PLLC 2800 Chemed Center 255 East Fifth Street Cincinnati, Ohio 45202 Attention: C. Christopher Muth, Esq.

If to Seller:	Avery Dennison Corporation 150 North Orange Grove Boulevard Pasadena, CA 91103 Attention: Executive Vice President, General Counsel and Secretary Telecopier: (626) 304-2071

With a copy to:	Group Counsel Avery Dennison Corporation 7590 Auburn Road Concord, OH 44077

16.19 Recovery of Expenses by Prevailing Party. The party prevailing in any civil action, arbitration or other Proceeding shall be entitled to recover from the nonprevailing party, in addition to any damages the prevailing party may have been awarded, all reasonable expenses that the prevailing party may have incurred in connection with such Proceeding, including accounting fees, attorneys’ fees and expert witnesses’ fees.

16.20 Severability of Provisions. If a court in any Proceeding holds any provision of this Agreement or its application to any Person or circumstance invalid, illegal or unenforceable, the remainder of this Agreement, or the application of such provision to Persons or circumstances other than those to which it was held to be invalid, illegal or unenforceable, shall not be affected and shall be valid, legal and enforceable to the fullest extent permitted by law, but only if and to the extent such enforcement would not materially and adversely frustrate the parties’ essential objectives as expressed in this Agreement. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties intend that the court add to this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be valid and enforceable, so as to effect the original intent of the parties to the greatest extent possible.

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first written above.

MCC-DEC TEC, LLC

By:	/s/ Dawn Bertsche
Title:	Secretary
(“Buyer”)

Signature Page of Asset Purchase Agreement

DENNISON MANUFACTURING COMPANY

By:	/s/ Alan Tsuma
Title:	VP Business Development
(“Seller”)

AVERY DENNISON CORPORATION

By:	/s/ Alan Tsuma
Title:	VP of Business Development
(“ADC”)

Signature Page of Asset Purchase Agreement

APPENDIX OF DEFINED TERMS

“Acquisition Assets” has the meaning set forth in Section 2.1.

“Acquisition Balance Sheet” has the meaning set forth in Section 6.2.

“Adjusted Net Assets Value” has the meaning set forth in Section 2.5.

“Adverse Effect” means any condition, change or event that would materially and adversely affect the Business, operations, properties (including intangible properties) or financial condition of the Business taken as a whole.

“Affiliate” means (1) a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is controlled by a Person that controls, such Person; (2) any trust or estate in which such Person has a beneficial interest or as to which such Person serves as a trustee or in another fiduciary capacity; or (3) any spouse, parent or lineal descendent of such Person. As used in this definition, “control” means possession, directly or indirectly, of the power to direct or cause the direction of management or policies, whether through ownership of securities, partnership or other ownership interests, by contract or otherwise.

“Agreement” means this Agreement, the Exhibits and the Schedules.

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Assumption Agreement” has the meaning set forth in Section 2.3.

“Baseline Environmental Studies” has the meaning set forth in Section 6.15(f) .

“Basket” has the meaning set forth in Section 15.7(b).

“Best Efforts” means taking or causing to be taken, any action, and to do, or cause to be done, things necessary, proper or advisable under applicable laws and regulations, each case in the exercise of commercially reasonable judgment and diligence.

“Books and Records” has the meaning set forth in Section 6.7.

“Business” has the meaning set forth in the Recitals to this Agreement.

“Business Day” means a day of the year on which banks are not authorized to be closed in the City of New York.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Ancillary Documents” has the meaning set forth in Section 7.2(a).

“Buyer Indemnitees” has the meaning set forth in Section 15.2.

“Buyer’s Consents” has the meaning set forth in Section 7.2(b).

“Cash Payment” has the meaning set forth in Section 2.5.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“Claim” has the meaning set forth in Section 15.5.

“Claims Notice” has the meaning set forth in Section 15.5(a).

“Cleanup” has the meaning set forth in the definition of Environmental, Health and Safety Liabilities.

“Closing” has the meaning set forth in Section 5.

“Closing Date” has the meaning set forth in Section 5.

“Closing Balance Sheet” has the meaning set forth in Section 2.6.

“Computers” has the meaning set forth in Section 6.9(a).

“Confidential Information” has the meaning set forth in Section 16.4(a).

“Contracts” has the meaning set forth in Section 2.1(f).

“Copyrights” has the meaning set forth in Section 6.16(a).

“Current Balance Sheet” has the meaning set forth in Section 2.6.

“Data and Records” has the meaning set forth in Section 2.1(g).

“Dollars”; “$” means lawful currency of the United States of America.

“Earnout Adjustment” has the meaning set forth in Section 2.8.

“Earnout Period” has the meaning as set forth in Section 2.8.

“Earnout Year” has the meaning as set forth in Section 2.8.

“Earnout Year One” has the meaning as set forth in Section 2.8.

“Earnout Year Two” has the meaning as set forth in Section 2.8.

“Earnout Year Three” has the meaning as set forth in Section 2.8.

“Effective Date” has the meaning set forth in Section 5.

“Encumbrance” means any charge, claim, community property, interest, condition, equitable interest, Lien, option, pledge, right of refusal, security interest or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental, Health and Safety Liabilities” means any cost, damages, expense, liability, obligation or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

(1) any environmental, health or safety matters or conditions (including on-site or off-site contamination, occupational safety and health and regulation of chemical substances or products);

(2) any noncompliance or liability under any Environmental Law or Governmental Authorizations;

(2) fines, penalties, judgments, awards, settlements, legal or administrative Proceedings, legal or administrative orders or directives, damages, losses, claims, demands and response and investigative, remedial, oversight or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

(3) any responsibility under Environmental Law or Occupational Safety and Health Law for Cleanup costs or corrective action, including any investigation, Cleanup, removal, closure, containment or other remediation or response actions (“Cleanup”), cost recovery, contribution as required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

(4) any other compliance, closure, corrective, investigative or remedial measures required under Environmental Law or Occupational Safety and Health Law.

The terms “removal,” “remedial” and “response action” include the types of activities covered by CERCLA and any equivalent state law.

“Environmental Law” means any Legal Requirements contained in (i) the Comprehensive Environmental Response, Compensation and Liability Acto fo 1980, as amended, 42 USC Section 6901 et seq, (“CERCLA”) (ii) the Resource Conservation and Recovery Act, as amended, 42 USC Section 6901 et seq, (“RCRA”) (iii) the Massachusetts Hazardous Waste Management Act, as amended, M.G.L. Chapter 21C, (“Chapter 21C”) (iv) the Massachusetts Oil and Hazardous Material Release Prevention Act, as amended, M.G.L. Chapter 21E, (“Chapter 21E”) (v) any regulations promulgated pursuant to CERCLA, RCRA, Chapter 21C and Chapter 21E, and (vi) any Legal Requirements that require or relate to :

(1) advising appropriate authorities, employees and the public of intended, unintended, accidental, actual or Threatened Releases of pollutants or hazardous substances or materials, violations of discharge or emission limits or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment or human health;

(2) preventing or reducing to acceptable levels the Release of pollutants or hazardous substances or materials into the Environment;

(3) reducing the quantities, preventing the Release or minimizing the hazardous characteristics of wastes that are generated;

(4) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used, Released or disposed of;

(5) protecting resources, species or ecological amenities;

(6) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances;

(7) cleaning up pollutants that have been Released, preventing the threat of Release or paying the costs of such Cleanup or prevention;

(8) the presence, use, production, handling, generation, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, emission, Release, Threatened Release, control or cleanup of any pollutant, contamination or Hazardous Materials;

(9) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets, private property or Person;

(10) compliance with hazardous waste generator or hazardous waste treatment, storage or disposal facility closure and corrective action requirements or any petroleum or hazardous substance underground storage tank closure or corrective action requirements under any Environmental Law;

(11) Occupational Safety and Health Law; or

(12) operation, maintenance, repair, closure or abandonment of any well.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Purchase Price” has the meaning set forth in Section 2.5.

“Estimated Purchase Price Adjustment” has the meaning set forth in Section 2.6.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Facilities” means with respect to the operation or the conduct of the Business, any real property, leaseholds or other real property interests and any buildings, plants, structures or equipment, that are owned or leased by Seller as of the Closing Date.

“Final Purchase Price” has the meaning set forth in Section 2.6.

“Firm One” means Grant Thornton, LLP.

“Firm Two” means Deloitte & Touche.

“Governmental Authorizations” means any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” means any (1) nation, state, county, city, town, village, district or other jurisdiction of any nature; (2) federal, state, local, municipal, foreign or other governmental organization or body; (3) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); (4) multi-national organization or body; or (5) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, exposure to or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about or from the Facilities or any part thereof into the Environment and any other act, business, operation or thing that materially increases the danger, or risk of danger, or poses an unreasonable risk of harm to Persons or property on or off the Facilities, or that materially affects the value of the Facilities or Seller.

“Hazardous Materials”means any chemical, waste, material or other substance that is listed, defined, regulated, prohibited, designated or classified as, or otherwise determined to be, hazardous, radioactive, toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

“Indemnitee” has the meaning set forth in Section 15.5(a).

“Indemnifying Party” has the meaning set forth in Section 15.5(a).

“Insurance Proceeds” has the meaning set forth in Section 2.1(j).

“Intellectual Property” has the meaning set forth in Section 6.16(a).

“Inventories” has the meaning set forth in Section 2.1(c).

“IRC” means the Internal Revenue Code of 1986, as amended.

“IRS” means the Internal Revenue Service.

“Knowledge” means, with respect to Buyer, the actual “Knowledge” (without any duty of independent investigation) of those persons holding executive offices of Buyer. With respect to the Seller, the Seller shall be deemed to have Knowledge as to the Knowledge of (i) each person holding executive offices of Seller; or (ii) the following individuals: Jayne Sutton, John Geurtsen, Amy Snyder, Norman Dow and Bernice Cunningham (collectively the “Management Team”). With respect to those persons holding executive offices of Seller and the Management Team, such persons holding executive offices of Seller and the Management Team shall be deemed to have “Knowledge” of a particular fact or matter if: (i) such individual is actually aware of such fact or other matter; or (ii) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

“Lease” has the meaning as set forth in Section 14.4.

“Legal Requirement” means any applicable federal, state, local, municipal, foreign, international, multinational or other administrative Order, constitution, law (including Environmental Law), Governmental Authorizations, ordinance, principle of common law, regulation, statute or treaty, the failure to comply with which would have an Adverse Effect.

“Liabilities” means any claim, loss, obligation, expense or cost whether fixed, contingent, matured, unmatured, known or unknown, accrued or unaccrued.

“License” has the meaning set forth in Section 2.1.

“Lien” means any lien, claim, Encumbrance, security interest, option, mortgage, mortgage note, deed of trust, easement, license, leasehold interest, right of way, title defect, charge, restriction or right of any third party of any kind upon any properties or assets in which Seller has an interest.

“Marks” has the meaning set forth in Section 6.16(d).

“Net Assets Value” has the meaning set forth in Section 2.6.

“Noncompetition Agreement” has the meaning as set forth in Section 14.3.

“Note” has the meaning as set forth in Section 2.5.

“Occupational Safety and Health Law” means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Order” means any award, decision, injunction, judgment, unit, decree, subpoena or verdict entered, issued, as made or rendered by any court administration agency or other Governmental Body or by any arbitrator.

“Ordinary Course of Business” means conduct occurring in the usual and customary operation of the Business.

“Organizational Documents” for each party means a recent good standing certificate issued by each Secretary of State where such party is qualified to do business and (1) the charter, articles of incorporation and by laws; or (2) the articles of organization and operating agreement.

“Other Assets” has the meaning set forth in Section 2.1(m).

“Patents” has the meaning set forth in Section 6.16(c).

“Permits” has the meaning set forth in Section 6.5.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental or regulatory body or other entity.

“Personal Property” has the meaning set forth in Section 2.1(b).

“Prepaid Expenses” has the meaning set forth in Section 2.1(l).

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, a Governmental Body or arbitrator.

“Property” means the real property, including all buildings, improvements, and appurtenants subject to the Lease between the Seller and Buyer.

“Purchase Price” has the meaning set forth in Section 2.5.

“Purchase Price Adjustment” has the meaning set forth in Section 2.6.

“Purchase Price Adjustment Notice” has the meaning set forth in Section 2.7.

“Purchase Price Increase” has the meaning set forth in Section 2.6.

“Purchase Price Reduction” has the meaning set forth in Section 2.6.

“Receivables” has the meaning set forth in Section 2.1(d).

“Related Person” has the meaning set forth in section 267(b) of the IRC.

“Release” means any exposure to or spilling, leaking, emitting, discharging, pumping, pouring, emptying, injecting, depositing, escaping, abandonment, leaching, dumping or other releasing into the Environment, whether intentional or unintentional.

“Retained Liabilities” has the meaning set forth in Section 2.4.

“Sales” has the meaning as set forth in Section 2.8(d).

“Schedules” has the meaning set forth in Section 16.11.

“Security Agreement” has the meaning as set forth in Section 2.5.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Ancillary Documents” has the meaning set forth in Section 6.6(a).

“Seller Financial Statements” has the meaning set forth in Section 6.2.

“Seller Indemnitees” has the meaning set forth in Section 15.3.

“Seller’s Consents” has the meaning set forth in Section 6.6(b).

“Software” has the meaning set forth in Section 6.9(b).

“Tax” means any taxes, however denominated, including income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax, estate tax, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, sales, use, transfer, registration, alternative or add-on minimum, estimated or other tax of any kind whatsoever and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other arrangement relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Returns” means any return (including any information return), report, declaration of estimated Taxes, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Threatened” means any demand or statement made in writing or any notice given in writing asserting a claim, Proceeding, dispute, action or other matter.

“Third Party Claim” has the meaning set forth in Section 15.5(b).

“Trade Secrets” has the meaning set forth in Section 6.16(f).

“Transition Services Agreement” has the meaning as set forth in Section 14.6.

“U.S. GAAP” means generally accepted accounting principles as utilized or applied in the United States of America.

“Year One Sales Minimum” has the meaning as set forth in Section 2.8.

“Year Two Sales Minimum” has the meaning as set forth in Section 2.8.

“Year Three Sales Minimum” has the meaning as set forth in Section 2.8.

“Year One Sales Target” has the meaning as set forth in Section 2.8.

“Year Two Sales Target” has the meaning as set forth in Section 2.8.

“Year Three Sales Target” has the meaning as set forth in Section 2.8.